AMENDED AND RESTATED TERM LOAN AGREEMENT
DATED AS OF JULY 25, 2014

AMONG

ASSOCIATED ESTATES REALTY CORPORATION,
AS BORROWER

AND

PNC BANK, NATIONAL ASSOCIATION
AS ADMINISTRATIVE AGENT

AND

PNC CAPITAL MARKETS, LLC, AS CO-LEAD ARRANGER

AND

WELLS FARGO BANK, N.A., AS SYNDICATION AGENT

AND

WELLS FARGO SECURITIES, LLC, AS CO-LEAD ARRANGER

AND

[U.S. BANK NATIONAL ASSOCIATION],
AS DOCUMENTATION AGENT

AND

THE SEVERAL LENDERS
FROM TIME TO TIME PARTIES HERETO,
AS LENDERS

TABLE OF CONTENTS

Page
ARTICLE I DEFINITIONS                                     1
1.1    Definitions                                         1
1.2    Construction                                        21
1.3    Accounting Principles                                    21
ARTICLE II THE CREDIT                                    22
2.1    Generally                                        22
2.2    Interest Rate Options                                    22
2.3    Fees                                            23
2.4    Usury                                            23
2.5    Minimum Amount of Each Advance                            23
2.6    Principal Payments; Optional Prepayments                        23
2.7    Conversion and Continuation of Outstanding Advances                    24
2.8    Changes in Interest Rate, Etc.                                24
2.9    Rates Applicable After Event of Default                            24
2.10    Method of Payment                                    24
2.11    Notes; Telephonic Notices                                25
2.12    Interest Payment Dates; Interest and Fee Basis                        25
2.13    Notification of Advances, Interest Rates and Prepayments                25
2.14    Presumptions by Administrative Agent                            25
2.15    Replacement of a Lender                                26
ARTICLE III UNENCUMBERED POOL PROPERTIES                        26
3.1    Eligibility of Projects                                    26
3.2    Conditions Precedent to a Project Becoming a Qualifying Unencumbered Project        27
3.3    Release of Qualifying Unencumbered Projects                        27
3.4    Reinstatement of Subsidiary Guaranty                            28
ARTICLE IV INCREASED COSTS                                29
4.1    Increased Costs Generally                                29
4.2    Taxes                                            30
4.3    Indemnity                                        32
4.4    LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available        32
4.5    Administrative Agent’s and Lender’s Rights                        33
ARTICLE V CONDITIONS PRECEDENT                            33
5.1    Initial Advance.                                        33
5.2    General Conditions.                                    35

i

ARTICLE VI REPRESENTATIONS AND WARRANTIES                    35
6.1    Existence                                        35
6.2    Authorization and Validity                                35
6.3    No Conflict; Government Consent                            35
6.4    Financial Statements; Material Adverse Effect                        36
6.5    Taxes                                            36
6.6    Litigation and Guarantee Obligations                            36
6.7    Subsidiaries                                        36
6.8    ERISA                                            36
6.9    Accuracy of Information                                36
6.10    Regulation U                                        37
6.11    Material Agreements                                    37
6.12    Compliance With Laws                                    37
6.13    Ownership of Projects                                    37
6.14    Investment Company Act                                37
6.15    Solvency                                        37
6.16    Insurance                                        38
6.17    REIT and Listing Status                                    38
6.18    Title to Property                                    38
6.19    Environmental Matters                                    38
6.20    Office of Foreign Asset Control                                39
6.21    Intellectual Property                                    39
ARTICLE VII COVENANTS                                    39
7.1    Financial Reporting                                    39
7.2    Use of Proceeds                                        40
7.3    Notice of Default                                    41
7.4    Conduct of Business                                    41
7.5    Taxes                                            41
7.6    Insurance                                        41
7.7    Compliance with Laws                                    41
7.8    Maintenance of Properties and Equipment                        41
7.9    Inspection                                        41
7.10    Maintenance of Status                                    42
7.11    Dividends                                        42
7.12    No Change in Control                                    42
7.13    Non-Real Estate Investments                                42
7.14    Merger; Sale of Assets                                    42
7.15    Acquisitions and Investments                                42
7.16    Liens                                            43
7.17    Affiliates                                        43
7.18    Secured Indebtedness                                    43
7.19    Minimum Consolidated Tangible Net Worth                        44
7.20    Indebtedness and Cash Flow Covenants                            44
7.21    Environmental Matters                                    44

7.22    Permitted Investments                                    45
7.23    Additional Unsecured Indebtedness                            46
7.24    Limits on Ownership Encumbrances                            46
ARTICLE VIII EVENTS OF DEFAULT                                46
ARTICLE IX ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES        48
9.1    Acceleration                                        48
9.2    Amendments                                        48
9.3    Preservation of Rights                                    49
9.4    Insolvency of Borrower                                    49
ARTICLE X GENERAL PROVISIONS                                50
10.1    Survival of Representations                                50
10.2    Governmental Regulation                                50
10.3    No Plan Assets                                        50
10.4    Headings                                        50
10.5    Entire Agreement                                    50
10.6    Several Obligations; Benefits of this Agreement                        50
10.7    Expenses; Indemnification                                50
10.8    Electronic Document Deliveries                                51
10.9    Accounting                                        51
10.10    Severability of Provisions                            51
10.11    Nonliability of Lenders                                51
10.12    CHOICE OF LAW                                51
10.13    SUBMISSION TO JURISDICTION                        52
10.14    WAIVER OF VENUE                                52
10.15    SERVICE OF PROCESS                            52
10.16    WAIVER OF JURY TRIAL                            52
ARTICLE XI THE ADMINISTRATIVE AGENT                        53
11.1    Appointment and Authority                                53
11.2    Rights as a Lender                                    53
11.3    Exculpatory Provisions                                    53
11.4    Reliance by Administrative Agent                            54
11.5    Delegation of Duties                                    54
11.6    Resignation of Administrative Agent                            54
11.7    Non-Reliance on Administrative Agent and Other Lenders                55
11.8    No Other Duties, etc.                                    55
11.9    No Reliance on Administrative Agent’s Customer Identification Program            55
11.10    Requests for Approval                                55
11.11    Defaulting Lenders                                    56
ARTICLE XII SETOFF; RATABLE PAYMENTS                        56
12.1    Setoff                                            56
12.2    Ratable Payments                                    57

ARTICLE XIII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS        58
13.1    Successors and Assigns Generally                            58
13.2    Assignments by Lenders                                58
13.3    Register                                        59
13.4    Participations                                        59
13.5    Limitations upon Participant Rights Successors and Assigns Generally            60
13.6    Certain Pledges; Successors and Assigns Generally                    60
13.7    Confidentiality                                        60
ARTICLE XIV NOTICES                                    61
14.1    Giving Notice                                        61
14.2    Change of Address                                    61
ARTICLE XV PATRIOT ACT                                    61
ARTICLE XVI COUNTERPARTS                                61
EXHIBITS

EXHIBIT A	FORM OF NOTE
EXHIBIT B	COMPLIANCE CERTIFICATE
EXHIBIT C	FORM OF ASSIGNMENT AND ASSUMPTION
EXHIBIT D	SUBSIDIARY GUARANTY
EXHIBIT E	FORM OF OPINION OF BORROWER’S COUNSEL
EXHIBIT F	FORM OF LOAN REQUEST
EXHIBIT G	PRICING SCHEDULE
SCHEDULE 3.1	INITIAL QUALIFYING UNENCUMBERED PROJECTS
SCHEDULE 6.6	LITIGATION
SCHEDULE 6.7	SUBSIDIARIES OF BORROWER
SCHEDULE 6.13	EXCEPTIONS, IF ANY, TO OWNERSHIP FREE OF UNPERMITTED LIENS
SCHEDULE 6.19	ENVIRONMENTAL MATTERS

AMENDED AND RESTATED TERM LOAN AGREEMENT
This Amended and Restated Term Loan Agreement, dated as of July 25, 2014, is among Associated Estates Realty Corporation (the “Borrower”), PNC Bank, National Association, and the several banks, financial institutions and other entities from time to time parties to this Agreement (collectively, the “Lenders”), and PNC Bank, National Association, not individually, but as “Agent” or “Administrative Agent”.
RECITALS
WHEREAS, the Borrower is primarily engaged in the business of purchasing, owning, operating, developing and managing apartment communities.
WHEREAS, the Borrower and certain of the Lenders are parties to that certain Term Loan Agreement dated as of June 3, 2011, as amended by a First Amendment thereto, dated January 12, 2012, a Second Amendment thereto, dated October 19, 2012, and a Third Amendment thereto, dated June 19, 2013 (as amended, the “Original Agreement”).
WHEREAS, the Borrower has requested that the Lenders agree to amend and restate the Original Agreement to, among other things, provide for an extension of the maturity date thereof and modify certain of the pricing and financial covenants thereunder.
WHEREAS, the Lenders are willing to so amend and restate the Original Agreement in consideration of the Borrower’s agreement to the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:
ARTICLE I

DEFINITIONS
1.1    Definitions . Capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed to them in the Revolving Credit Agreement. As used in this Agreement:
“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding partnership interests of a partnership.
“Acquisition Pipeline” shall mean, as of any date, all Variable Interest Entities regardless of whether any such Variable Interest Entity is required to be consolidated by the Borrower in accordance with GAAP.
“Adjusted Funds From Operations” shall mean Funds From Operations, as adjusted for impairments and other non-cash charges and without any reduction for Defeasance Costs.

“Administrative Agent” means PNC Bank, National Association in its capacity as agent for the Lenders pursuant to Article XI, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article XI.
“Advance” means any portion of the amounts advanced to Borrower hereunder consisting of the aggregate amount of the several Loans made by one or more of the Lenders to the Borrower of the same Type and, in the case of LIBOR Rate Advances, for the same Interest Period.
“Affiliate” as to any Person shall mean any other Person (i) which directly or indirectly controls, is controlled by, or is under common control with such Person, or (ii) which beneficially owns or holds 5% or more of any class of the voting or other equity interests of such Person, or (iii) 5% or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person.
“Aggregate Commitment” means, as of any date, the aggregate of the then-current Commitments of all the Lenders, which is, as of the Effective Date, $150,000,000.
“Agreement” means this Amended and Restated Term Loan Agreement, as it may be further amended or modified and in effect from time to time.
“Agreement Execution Date” means the date this Agreement has been fully executed and delivered by all parties hereto.
“Anti-Terrorism Laws” shall mean any Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced).
“Applicable Margin” means an annual percentage to be used in calculating the interest rate applicable to the various Types of Advances which shall vary from time to time in accordance with Exhibit G attached hereto.

“Article” means an article of this Agreement unless another document is specifically referenced.
“Authorized Officer” means any of the President and Chief Executive Officer, Vice President and General Counsel, and Vice President and Chief Financial Officer, of Borrower, acting singly, or such other individuals, designated by written notice to the Administrative Agent from the Borrower, authorized to execute notices, reports and other documents on behalf of the Loan Parties required hereunder. The Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.
“Base Rate” shall mean, for any day, a fluctuating per annum rate of interest equal to the highest of (a) the Federal Funds Open Rate, plus fifty basis points (0.5%), (b) the Prime Rate, and (c) the Daily LIBOR Rate, plus 100 basis points (1.0%). Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.
“Base Rate Advance” means an Advance that bears interest at the Base Rate Option.

“Base Rate Applicable Margin” means as of any date, with respect to the percentage spread to be added to the Base Rate under the Base Rate Option, the percentage in effect on such date under the definition of the “Applicable Margin”.
“Base Rate Loan” means a Loan which bears interest at the Base Rate Option.
“Base Rate Option” shall mean the option of the Borrower to have Advances bear interest at the rate and under the terms set forth in Section 2.2.
“Borrower” means Associated Estates Realty Corporation, a corporation organized under the laws of the State of Ohio, and its successors and assigns.
“Borrowing Date” means the date on which the initial Advance is made hereunder.
“Borrowing Tranche” shall mean specified portions of Advances outstanding as follows: (i) any Advances to which a LIBOR Rate Option applies which become subject to the same Interest Rate Option and which have the same Interest Period shall constitute one Borrowing Tranche, and (ii) all Advances to which a Base Rate Option applies shall constitute one Borrowing Tranche.
“Business Day” means (i) with respect to any borrowing, payment or rate selection of LIBOR Rate Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Cleveland, Ohio and New York, New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Cleveland, Ohio and New York, New York for the conduct of substantially all of their commercial lending activities.
“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person which is not a corporation and any and all warrants or options to purchase any of the foregoing.
“Capitalization Rate” means six and one half percent (6.50%).
“Capitalized Lease” of a Person means any lease of Property imposing obligations on such Person, as lessee thereunder, which are required in accordance with GAAP to be capitalized on a balance sheet of such Person.
“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.
“Cash Equivalents” means, as of any date:

(i)	securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than one year from such date;

(ii)	mutual funds organized under the United States Investment Company Act rated AAm or AAm-G by S&P and P-1 by Moody’s;

(iii)
certificates of deposit or other interest-bearing obligations of a bank or trust company which is a member in good standing of the Federal Reserve System having a short term unsecured debt rating of not less than A-1 by S&P and not less than P-1 by Moody’s (or in each case, if no bank or trust company is so rated, the highest comparable rating then given to any bank or trust company, but in such case only for funds invested overnight or over a weekend) provided that such investments shall mature or be redeemable upon the option of the holders thereof on or prior to a date one month from the date of their purchase;

(iv)
certificates of deposit or other interest-bearing obligations of a bank or trust company which is a member in good standing of the Federal Reserve System having a short term unsecured debt rating of not less than A-1+ by S&P, and not less than P-1 by Moody’s and which has a long term unsecured debt rating of not less than A1 by Moody’s (or in each case, if no bank or trust company is so rated, the highest comparable rating then given to any bank or trust company, but in such case only for funds invested overnight or over a weekend) provided that such investments shall mature or be redeemable upon the option of the holders thereof on or prior to a date three months from the date of their purchase;

(v)
bonds or other obligations having a short term unsecured debt rating of not less than A-1+ by S&P and P-1+ by Moody’s and having a long term debt rating of not less than A1 by Moody’s issued by or by authority of any state of the United States, any territory or possession of the United States, including the Commonwealth of Puerto Rico and agencies thereof, or any political subdivision of any of the foregoing;

(vi)
repurchase agreements issued by an entity rated not less than A-1+ by S&P, and not less than P-1 by Moody’s which are secured by U.S. Government securities of the type described in clause (i) of this definition maturing on or prior to a date one month from the date the repurchase agreement is entered into;

(vii)
short term promissory notes rated not less than A-1+ by S&P, and not less than P-1 by Moody’s maturing or to be redeemable upon the option of the holders thereof on or prior to a date one month from the date of their purchase; and

(viii)
commercial paper (having original maturities of not more than 365 days) rated at least A-1+ by S&P and P-1 by Moody’s and issued by a foreign or domestic issuer who, at the time of the investment, has outstanding long-term unsecured debt obligations rated at least A1 by Moody’s.

“Change in Control” means the occurrence of any of the following:  (i) the Board of Directors or shareholders of Borrower approve a consolidation or merger in which Borrower is not the surviving corporation, the sale of all or substantially all of the assets of Borrower, or the liquidation or dissolution of Borrower; (ii) any Person or group of Persons which are Affiliates of each other (other than Borrower or another member of the Consolidated Group or a Single Employer Plan (including any trustee of such a Single Employer Plan acting in its capacity as trustee)) purchases any Capital Stock of Borrower (or securities convertible into Capital Stock) pursuant to a tender or exchange offer without the prior consent of the Board of Directors of Borrower, or becomes the beneficial owner of Capital Stock of Borrower (or securities convertible into Capital Stock), in either case, representing 51%  or more of the voting power of Borrower’s outstanding Capital Stock.

“Change in Law” means (i) any change after the Agreement Execution Date in the Risk‑Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi‑governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the Agreement Execution Date which affects the amount of capital required or expected to be maintained by any Lender or any lending office of such Lender or any corporation controlling any Lender. Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives promulgated thereunder and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date adopted, issued, promulgated or implemented.
“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.
“Commitment” means, for each Lender, the obligation of such Lender to make Loans not exceeding the amount set forth opposite its signature below or as set forth in any Notice of Assignment relating to any assignment that has become effective pursuant to Section 13.3.2, as such amount may be modified from time to time pursuant to the terms hereof.
“Compliance Certificate” is defined in Section 7.1(c).
“Consolidated Adjusted EBITDA” shall mean, as of the date of calculation, (a) an annualized amount determined by taking the Consolidated Net Income for the twelve (12) most recent months for which financial results have been reported, as adjusted by adding or deducting for, as applicable, Defeasance Costs, gains or losses from sales of assets, impairment and other non-cash charges, other extraordinary items, interest expense, income taxes, depreciation expense and amortization expense, plus (b) the Consolidated Group percentage of the net income (or loss) for such period of the Investment Affiliates as determined in accordance with GAAP and as adjusted in the same manner as Consolidated Net Income under clause (a) of this sentence.
“Consolidated Debt Service” means, for any period, without duplication, (a) Consolidated Interest Expense for such period plus (b) the aggregate amount of scheduled principal payments attributable to Consolidated Outstanding Indebtedness (excluding optional prepayments and balloon principal payments at maturity in respect of any such Indebtedness) required to be made during such period by any member of the Consolidated Group plus (c) a percentage of all such scheduled principal payments required to be made during such period by any Investment Affiliate on Indebtedness taken into account in calculating Consolidated Interest Expense, equal to the greater of (x) the percentage of the principal amount of such Indebtedness for which any member of the Consolidated Group is liable and (y) the Consolidated Group Pro Rata Share of such Investment Affiliate.
“Consolidated Fixed Charges” shall mean, for any period without duplication, the sum of (i) Consolidated Debt Service for such period, plus (ii) all Preferred Dividends payable by Borrower or any other member of the Consolidated Group with respect to such period.
“Consolidated Group” shall mean the Borrower and all Subsidiaries which are consolidated with them for financial reporting purposes under GAAP.
“Consolidated Group Pro Rata Share” shall mean, with respect to any Investment Affiliate, the percentage of the total equity ownership interests held by the Consolidated Group, in the aggregate, in such Investment Affiliate determined by calculating the percentage of the issued and outstanding stock, partnership interests or membership interests in such Investment Affiliate held by the Consolidated Group in the aggregate.
“Consolidated Interest Expense” means, for any period without duplication, the sum of (a) the amount of interest expense, determined in accordance with GAAP, of the Consolidated Group for such period attributable to Consolidated Outstanding Indebtedness during such period, excluding any interest expense on the Consolidated Group’s Secured Indebtedness attributable to Defeasance Costs or non-cash charges which have been added back to Consolidated Adjusted EBITDA pursuant to the definition thereof, plus (b) the applicable Consolidated Group Pro Rata Share of any such interest expense, determined in accordance with GAAP, of each Investment Affiliate, for such period, on Indebtedness of such Investment Affiliate, whether recourse or non-recourse, similarly excluding any interest expense attributable to Defeasance Costs or non-cash charges of such Investment Affiliate which has been added back to net income of such Investment Affiliate in calculating Consolidated Adjusted EBITDA.
“Consolidated Net Income” means, for any period, consolidated net income (or loss) of the Consolidated Group for such period determined on a consolidated basis in accordance with GAAP.
“Consolidated Outstanding Indebtedness” means, as of any date of determination, without duplication, the sum of (a) all Indebtedness of the Consolidated Group outstanding at such date, determined on a consolidated basis in accordance with GAAP (whether recourse or non-recourse) plus (b) the applicable Consolidated Group Pro Rata Share of any Indebtedness of each Investment Affiliate other than Indebtedness of such Investment Affiliate to a member of the Consolidated Group.
“Consolidated Tangible Net Worth” shall mean Net Worth (Common and Preferred Stock, plus Paid In-Capital and Retained Earnings) plus Accumulated Depreciation as defined in accordance with GAAP.
“Consolidated Unsecured Indebtedness” means, as of any date of determination, that portion of Consolidated Outstanding Indebtedness that is not Secured Indebtedness or Subordinated Debt.
“Conversion/Continuation Notice” is defined in Section 2.7.
“Convertible Debt Accounting Guidance” means any rule, regulation, pronouncement or other guidance under GAAP in the United States, which specifically relates to the accounting for convertible debt instruments that may be settled in cash upon conversion, and requires that the accounting treatment of such instruments be modified to (i) bifurcate the instrument into an indebtedness and an equity component, (ii) value each component of the instrument separately, and (iii) recognize interest expense on the indebtedness component at a rate similar to a liability instrument that does not have an equity component (which effectively represents a non-cash adjustment to interest expense in excess of the stated interest rate on the instrument).
“Credit Rating” means the rating assigned by a rating agency to the senior unsecured long term Indebtedness of a Person.
“Daily LIBOR Rate shall mean, for any day, the rate per annum determined by the Administrative Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the LIBOR Reserve Percentage on such day.
“Default Rate” means the interest rate which may apply during the continuance of an Event of Default pursuant to Section 2.9 which shall mean that (i) each LIBOR Rate Advance shall bear interest for the remainder of the applicable Interest Period at the LIBOR Rate Option otherwise applicable to such Interest Period plus four percent (4%) per annum and (ii) each Base Rate Advance shall bear interest at a rate per annum equal to the Base Rate Option otherwise applicable to the Base Rate Advance plus four percent (4%) per annum.
“Defaulting Lender” shall mean any Lender that (a) has failed to fund any portion of the Advances required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured and all interest accruing as a result of such failure has been fully paid in accordance with the terms hereof, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured and all interest accruing as a result of such failure has been fully paid in accordance with the terms hereof, (c) has failed at any time to comply with the provisions of Section 12.2 with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its Ratable Share of such payments due and payable to all of the Lenders, or (d) has since the date of this Agreement been deemed insolvent by a Governmental Authority or become the subject of a bankruptcy, receivership, conservatorship or insolvency proceeding, or has a parent company that since the date of this Agreement been deemed insolvent by a Governmental Authority or become the subject of a bankruptcy, receivership, conservatorship or insolvency proceeding.
“Defeasance Costs” means expenses incurred in the defeasance or prepayment of secured indebtedness including, but not limited to: prepaid interest, yield maintenance or other prepayment premiums, legal, accounting and consulting fees directly attributable to the defeasance of debt; the write‑off of deferred financing fees; servicer processing fees; custodial account fees; rating agency fees; and the computed defeasance premium.
“Eligible Unencumbered Project” means a Project which satisfies all of the following requirements: (a) such Project is located in the continental United States; (b) such Project is an institutional grade multifamily property as determined by the Agent in its reasonable discretion; (c) such Project is owned in fee simple or leased under a Ground Lease containing provisions allowing leasehold mortgage financing of such lease on terms reasonably acceptable to Administrative Agent (provided that the aggregate amount added to Unencumbered Real Property Value on account of Projects subject to such Ground Leases shall not exceed twenty percent (20%)) entirely by Borrower or a Wholly Owned Subsidiary, if and for so long as required by Section 3.4; (d) with respect to any Project other than the initial Qualifying Unencumbered Projects shown on Schedule 3.1, such Project is a “market rate” Project which is not subject to any restrictions requiring apartment units to be leased at below-market rates, or if such rent restrictions do exist, they do not (i) apply to more than twenty percent (20%) of the total residential units in such Project or (ii) cause more than ten percent (10%) of the total residential units in all of the then-current Eligible Unencumbered Projects to be subject to such rent restrictions; (e) neither such Project nor any interest of the Borrower or any Subsidiary therein, is subject to any Lien (other than Permitted Liens (but not Liens of the type described in clause (e) of the definition of Permitted Liens)) or a Negative Pledge; (f) if such Property is owned or leased by a Subsidiary (i) none of Borrower’s direct or indirect ownership interest in such Subsidiary is subject to any Lien (other than Permitted Liens (but not Liens of the type described in clause (e) of the definition of Permitted Liens in Section 7.16 of this Agreement)) or to a Negative Pledge; and (ii) Borrower directly, or indirectly through a Subsidiary, has the right to take the following actions without the need to obtain the consent of any Person: (x) to sell, transfer or otherwise dispose of such Project and (y) to create a Lien on such Project as security for Indebtedness of the Borrower or such Subsidiary, as applicable; and (g) such Project has been completed and is free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters individually or collectively which are not material to the profitable operation of such Project.

“Environmental Laws” includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act.
“Equity Issuance” means any issuance by a Person of any Capital Stock in such Person and shall in any event include the issuance of any Capital Stock upon the conversion or exchange of any security constituting Indebtedness that is convertible or exchangeable, or is being converted or exchanged, for Capital Stock.
“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulation thereunder, as from time to time in effect.
“ERISA Affiliate” shall mean, at any time, any trade or business (whether or not incorporated) under common control with the Borrower and are treated as a single employer under Section 414 of the Code.
“ERISA Event shall mean (a) a reportable event (under Section 4043 of ERISA and regulations thereunder) with respect to a Pension Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.
“ERISA Group” shall mean, at any time, the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.
“Event of Default” shall mean any of the events described in Article VIII and referred to therein as an “Event of Default.”
“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 4.2, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 4.2.
“Executive Order No. 13224” shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
“Facility Termination Date” shall mean January 3, 2020 or if such day is not a Business Day the last Business Day immediately preceding such day.
“Federal Funds Effective Rate” for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.
“Federal Funds Open Rate” for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by the Administrative Agent (for purposes of this definition, an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day. If and when the Federal Funds Open Rate changes, the rate of interest with respect to any Advance to which the Federal Funds Open Rate applies will change automatically without notice to the Borrower, effective on the date of any such change.
“Fee Letter” is defined in Section 2.3.
“Financial Contract” of a Person means (i) any exchange - traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics, or (ii) any Interest Rate Hedge.
“Financial Undertaking” of a Person means (i) any transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person, or (ii) any agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including, but not limited to, interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options.
“First Mortgage Receivable” means any Indebtedness owing to a member of the Consolidated Group which is secured by a first-priority mortgage or deed of trust on any real property (which property may be owned by a member of the Consolidated Group, an Investment Affiliate or an unrelated third party) having a value in excess of the amount of such Indebtedness and which has been designated by the Borrower as a “First Mortgage Receivable” in its most recent compliance certificate.
“Fitch” means Fitch, Inc., and its successors.
“Foreign Lender” shall mean any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Funds From Operations” shall have the meaning determined from time to time by the National Association of Real Estate Investment Trusts to be the meaning most commonly used by its members and for avoidance of doubt shall mean “basic” Funds From Operations, as such term is customarily used by members of such association.
“GAAP” means generally accepted accounting principles in the United States of America, as are in effect from time to time, applied in a manner consistent with that used in preparing the financial statements hereunder and in all circumstances subject to the provisions of Section 1.3.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“Guarantee Obligation” means, as to any Person (the “guaranteeing person”), any obligation (determined without duplication) of (a) the guaranteeing person or (b) another Person to induce the creation of which the guaranteeing person has issued a reimbursement, counter-indemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, or dividends (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business, or any indemnification obligations arising in the ordinary course of business, including without limitation guaranties of non-recourse “carve-out” exceptions in secured loans and environmental indemnity agreements in favor of secured lenders. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the maximum stated amount of the primary obligation relating to such Guarantee Obligation (or, if less, the maximum stated liability set forth in the instrument embodying such Guarantee Obligation), provided, that in the absence of any such stated amount or stated liability, the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Indebtedness” of any Person at any date means without duplication, (a) all indebtedness of such Person for borrowed money including without limitation any repurchase obligation or liability of such Person with respect to securities, accounts or notes receivable sold by such Person, (b) all obligations of such Person for the deferred purchase price of property or services (other than current accounts payable and trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), to the extent such obligations constitute indebtedness for the purposes of GAAP, (c) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, including any so-called “trust deferred debt” (d) all Capitalized Lease Obligations, (e) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (f) all Guarantee Obligations of such Person (excluding in any calculation of consolidated Indebtedness of the Consolidated Group, Guarantee Obligations of one member of the Consolidated Group in respect of primary obligations of any other member of the Consolidated Group), (g) all reimbursement obligations of such Person for letters of credit and, to the extent such obligations constitute “contingent liabilities” which are required to be accrued under GAAP, other contingent liabilities, (h) any Net Mark-to-Market Exposure and (i) all liabilities secured by any lien (other than liens for taxes not yet due and payable) on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.
“Interest Period” shall mean the period of time selected by the Borrower in connection with (and to apply to) any election permitted hereunder by the Borrower to have Advances bear interest under the LIBOR Rate Option. Subject to the last sentence of this definition, such period shall be one, two, three or six Months. Such Interest Period shall commence on the effective date of such LIBOR Rate Option, which shall be the date of renewal of or conversion to the LIBOR Rate Option if the Borrower is renewing or converting to the LIBOR Rate Option applicable to outstanding Loans. Notwithstanding the second sentence hereof: (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (B) the Borrower shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Facility Termination Date.
“Interest Rate Hedge” shall mean an interest rate exchange, collar, cap, swap, adjustable strike cap, adjustable strike corridor or similar agreements entered into by the Loan Parties or their Subsidiaries in order to provide protection to, or minimize the impact upon, the Borrower, the Guarantor and/or their Subsidiaries of increasing floating rates of interest applicable to Indebtedness.
“Interest Rate Option” shall mean any LIBOR Rate Option or Base Rate Option.
“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), deposit account or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the stock, partnership interests, notes, debentures or other securities of any other Person made by such Person.
“Investment Affiliate” means any Person in which the Consolidated Group, directly or indirectly, has any ownership interest, whose financial results are not consolidated under GAAP with the financial results of the Consolidated Group. For the purposes of this Agreement, The Residences at Carronade, LLC, an Ohio limited liability company, shall not be deemed to be an “Investment Affiliate” of the Borrower.

“Investment Grade Rating” means a Credit Rating of BBB-/BBB-/Baa3 or higher from any of S&P, Fitch, or Moody’s, respectively.
“Law” shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award by a Governmental Authority.
“Lender Provided Interest Rate Hedge” shall mean an Interest Rate Hedge which is provided by any Lender or its Affiliate and with respect to which the Administrative Agent confirms: (i) is documented in a standard International Swap Dealer Association Agreement, and (ii) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner.
“Lenders” means the lending institutions listed on the signature pages of this Agreement, their respective successors and assigns, any other lending institutions that subsequently become parties to this Agreement.
“Leverage Ratio” shall mean, as of the end of any date of determination, the ratio of (A) Consolidated Outstanding Indebtedness on such date to (B) Total Asset Value on such date. Notwithstanding anything to the contrary, for the purposes of this calculation solely, (1) Total Asset Value shall include the value of each Variable Interest Entity included in the Acquisition Pipeline that is required to be consolidated by the Borrower in accordance with GAAP as of such date (with each such asset valued in accordance with GAAP, which value Borrower agrees is currently either (i) total cost incurred to date for any such Variable Interest Entity which remains under construction or (ii) the contracted acquisition price for any such Variable Interest Entity with respect to which construction has been completed), and (2) Consolidated Outstanding Indebtedness shall include, with respect to each Variable Interest Entity included in the Acquisition Pipeline as of such date, the amount required to be included in Indebtedness in accordance with GAAP on account thereof.
“LIBOR Applicable Margin” means as of any date, with respect to the percentage spread to be added to the LIBOR Rate under the LIBOR Rate Option, the percentage in effect on such date under the definition of “Applicable Margin”.
“LIBOR Rate” shall mean, with respect to the Loans comprising any Borrowing Tranche to which the LIBOR Rate Option applies for any Interest Period, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Administrative Agent which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (for purposes of this definition, an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such Borrowing Tranche and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal to 1.00 minus the LIBOR Reserve Percentage. LIBOR may also be expressed by the following formula:

London interbank offered rates quoted by Bloomberg
LIBOR Rate =    or appropriate successor as shown on Bloomberg Page BBAM1
1.00 - LIBOR Reserve Percentage

The LIBOR Rate shall be adjusted with respect to any Loan to which the LIBOR Rate Option applies that is outstanding on the effective date of any change in the LIBOR Reserve Percentage as of such effective date. The Administrative Agent shall give prompt notice to the Borrower of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.
“LIBOR Rate Advance” means an Advance which bears interest at the LIBOR Rate Option.
“LIBOR Rate Loan” means a Loan which bears interest at the LIBOR Rate Option.
“LIBOR Rate Option” shall mean the option of the Borrower to have Advances bear interest at the rate and under the terms set forth in Section 2.2.
“LIBOR Reserve Percentage” shall mean as of any day the maximum percentage in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).
“Lien” means any lien (statutory or other), mortgage, pledge, negative pledge, hypothecation, assignment, deposit arrangement, encumbrance or priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).
“Loan” means, with respect to any Lender, an extension of credit by such Lender to the Borrower pursuant to the terms of Article II.
“Loan Documents” means this Agreement, the Notes, any Subsidiary Guaranty and any other document from time to time evidencing or securing indebtedness incurred by the Borrower under this Agreement, as any of the foregoing may be amended or modified from time to time.
“Loan Parties” means the Borrower and any Subsidiary Guarantors that may exist from time to time.
“Material Adverse Effect” means, in the Administrative Agent’s reasonable discretion, any event that is reasonably anticipated to have a material adverse effect on (i) the business, property or condition (financial or otherwise) of the Consolidated Group (taken as a whole), (ii) the ability of the Borrower to perform its obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents.
“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation, but excluding substances of kinds and amounts ordinarily used or stored in similar properties for the purposes of cleaning or other maintenance or operations or as inventory of tenants and otherwise in compliance with all Environmental Laws.

“Maximum Legal Rate” means the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Notes and as provided for herein or in the Notes or other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions hereof.
“Mezzanine Investments” shall mean any investments by Borrower secured by a pledge of ownership interests in legal entities that own institutional grade multifamily property (as determined by the Agent in its reasonable discretion) in the continental United States.
“Month” with respect to an Interest Period under the LIBOR Rate Option, shall mean the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period. If any LIBOR Rate Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.
“Moody’s” means Moody’s Investors Service, Inc. and its successors.
“Multiemployer Plan” shall mean any employee benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five Plan years, has made or had an obligation to make such contributions.
“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person.
“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Interest Rate Hedges or any other Financial Contract. “Unrealized losses” means the fair market value of the cost to such Person of replacing such Interest Rate Hedge or other Financial Contract as of the date of determination (assuming the Interest Rate Hedge or other Financial Contract were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Interest Rate Hedge or other Financial Contract as of the date of determination (assuming such Interest Rate Hedge or other Financial Contract were to be terminated as of that date).
“Net Operating Income” means, with respect to any Project for any period, “property rental and other income” (as determined by GAAP) attributable to such Project accruing for such period minus the amount of all expenses (as determined in accordance with GAAP) incurred in connection with and directly attributable to the ownership and operation of such Project for such period, including, without limitation, Management Fees and amounts accrued for the payment of real estate taxes and insurance premiums, but excluding any general and administrative expenses related to the operation of the Borrower or the other members of the Consolidated Group, any interest expense or other debt service charges and any non-cash charges such as depreciation or amortization of financing costs. As used herein “Management Fees”, means, with respect to each Project for any period, an amount equal to two and one-half percent (2.5%) per annum on the aggregate rent due and payable under leases at such Project.

“Net Proceeds” means with respect to any Equity Issuance by a Person, the aggregate amount of all cash and the fair market value of all other Property (other than securities of such Person being converted or exchanged in connection with such Equity Issuance) received by such Person in respect of such Equity Issuance net of investment banking fees, legal fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred by such Person in connection with such Equity Issuance.
“Non-Consenting Lender” shall have the meaning specified in Section 9.2.
“Non-Recourse Indebtedness” means, with respect to any Person, Secured Indebtedness for which the liability of such Person (except with respect to fraud, Environmental Laws liability, bankruptcy and other customary non-recourse “carve-out” exceptions) either is contractually limited to collateral securing such Indebtedness or is so limited by operation of law.
“Note” means a promissory note, in substantially the form of Exhibit A hereto, duly executed by Borrower and payable to the order of a Lender in the amount of its Commitment, including any amendment, modification, renewal or replacement of such promissory note.
“Notice of Assignment” is defined in Section 13.3.2.
“Obligation” shall mean any obligation or liability of any of the Loan Parties, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with (i) this Agreement, the Notes, the Administrative Agent’s Letter or any other Loan Document whether to the Administrative Agent, any of the Lenders or their Affiliates or other persons provided for under such Loan Documents and (ii) any Lender Provided Interest Rate Hedge.
“Other Taxes” shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
“Participants” is defined in Section 13.4.
“Payment Date” means, (i) with respect to the payment of interest accrued on any LIBOR Rate Advance ninety (90) or less days in term, the maturity date of any such Advance, or with respect to an Advance having a term beyond ninety (90) days, then any such interest payments shall be due every ninety (90) days thereafter, or (ii) with respect to the payment of interest accrued on any Base Rate Advance, the first Business Day of each April, July, October and January.
“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV to ERISA, or any successor thereto.
“Pension Plan” shall mean any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any times during the immediately preceding five plan years.
“Permitted Acquisitions” are defined in Section 7.15.

“Permitted Liens” are defined in Section 7.16.
“Person” means any natural person, corporation, firm, joint venture, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.
“Plan” shall mean at any time an employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group.
“PNC” shall mean PNC Bank, National Association, its successors and assigns.
“Potential Default” shall mean any event or condition which with notice or passage of time, or both, would constitute an Event of Default.
“Preferred Dividends” means, with respect to any entity, dividends or other distributions which are payable to holders of any ownership interests in such entity which entitle the holders of such ownership interests to be paid on a preferred basis prior to dividends or other distributions to the holders of other types of ownership interests in such entity, provided that “Preferred Dividends” shall not mean any preferred equity in any joint venture relationship between the Borrower or any subsidiary of the Borrower and any Person other than a shareholder in the Borrower.
“Prime Rate” shall mean the interest rate per annum announced from time to time by the Administrative Agent at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged commercial borrowers or others by the Administrative Agent. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.
“Principal Office” shall mean the main banking office of the Administrative Agent in Pittsburgh, Pennsylvania.
“Project” means any real estate asset owned by the Borrower or any of its Subsidiaries or any Investment Affiliate, and operated or intended to be operated as a multifamily residential property.
“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.
“Published Rate” shall mean the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the rate at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market for a one month period as published in another publication selected by the Administrative Agent).
“Qualified Ratings” means a senior unsecured debt Investment Grade Rating issued by at least two (2) of the three (3) nationally recognized rating agencies, including, but not limited to, S & P, Moody’s and Fitch.

“Qualifying Unencumbered Project” means the Projects shown on Schedule 3.1 and any Project which has satisfied the requirements set forth in Section 3.1 below.
“Ratable Share” shall mean the proportion that a Lender’s Commitment bears to all outstanding Advances of all of the Lenders. If the Commitments have terminated or expired, the Ratable Shares shall be determined based upon the amount of Advances most recently in effect, giving effect to any assignments.
“Real Property Under Development” is defined as any Project which either is under construction or completed and has not yet achieved a leasing level of 85% or more; provided that a Project shall continue to be a Real Property Under Development until the end of the fiscal quarter during which it achieves 85% leasing and provided further that a Project shall cease to be a Real Property Under Development no later than the end of the sixth fiscal quarter following the fiscal quarter during which its final certificate of occupancy was issued.
“Recourse Indebtedness” means any Indebtedness of Borrower or any other member of the Consolidated Group with respect to which the liability of the obligor is not limited to the obligor’s interest in specified assets securing such Indebtedness, subject to customary limited exceptions for certain acts or types of liability, and provided further that Non-Recourse Indebtedness shall not be considered Recourse Indebtedness even if a breach of such customary limited exceptions to recourse liability would result in such Non-Recourse Indebtedness becoming recourse to the obligor thereunder.
“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.
“Release” is defined in Section 3.3.
“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.
“Required Lenders” shall mean (i) if there are only two (2) Lenders, all Lenders (other than any Defaulting Lender), or (ii) if there exist three (3) or more Lenders, Lenders (other than any Defaulting Lender) having more than 66-⅔% of the aggregate amount of all outstanding Advances or Loans (excluding any Defaulting Lender).
“Reserve Requirement” means, with respect to a Rate Loan and LIBOR Rate Interest Period, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Federal Reserve Board or other governmental authority or agency having jurisdiction with respect thereto for determining the maximum reserves (including, without limitation, basic, supplemental, marginal and emergency reserves) for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D) maintained by a member bank of the Federal Reserve System.
“Revolving Credit Agreement” shall mean that certain Second Amended and Restated Credit Agreement dated January 12, 2012, as amended on October 19, 2012, June 19, 2013 and July 25, 2014 by

and among the Borrower, the Administrative Agent, and certain lenders party thereto, as amended from time to time.
“Risk‑Based Capital Guidelines” means (i) the risk‑based capital guidelines in effect in the United States on the Agreement Execution Date hereto, including transition rules, and (ii) the corresponding capital regulations promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, including transition rules, and any amendments to such guidelines, rules and regulations adopted prior to the Agreement Execution Date.
“Section” means a numbered section of this Agreement, unless another document is specifically referenced.
“Secured Indebtedness” means any Indebtedness which is secured by a Lien on a Project or other tangible asset (which excludes, without limitation, ownership interests in any Person) which had, in the aggregate, a value in excess of the amount of such Indebtedness at the time such Indebtedness was incurred.
“Single Employer Plan” means a Plan maintained by the Borrower or any member of the ERISA Group for employees of the Borrower or any member of the ERISA Group.
“S&P” means Standard & Poor’s Ratings Group and its successors.
“Subordinated Debt” means (i) any Indebtedness of Borrower or any other member of the Consolidated Group that is subordinated by its express terms to the repayment of the Obligations under this Facility; and (ii) any Indebtedness of Borrower or any Subsidiary of Borrower due to any Affiliate of Borrower that is expressly subordinate in priority and payment to the Obligations under this Facility.
“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of Borrower.
“Subsidiary Guarantor” means, as of any date, each Wholly-Owned Subsidiary of Borrower which is then a party to the Subsidiary Guaranty, if and when required to be executed pursuant to Section 3.4.
“Subsidiary Guaranty” means a guaranty to be executed and delivered by certain Subsidiaries of the Borrower, substantially in the form of Exhibit D, if and when required under Section 3.4, as the same may be amended, supplemented or otherwise modified from time to time pursuant to Section 3.4, including any joinders executed by additional Subsidiary Guarantors.
“Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property which represents more than 10% of then-current Total Asset Value.
“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

“Total Asset Value” means, as of any date, (i) the Net Operating Income for the most recent four (4) consecutive fiscal quarters of the Borrower for which financial results have been reported attributable to Projects (other than Real Property Under Development or Transition Projects) then owned or leased by Borrower or any other member of the Consolidated Group (excluding 100% of the Net Operating Income attributable to any such Projects which have not been owned or leased by any combination of Borrower, other members of the Consolidated Group or Investment Affiliates and included in Borrower’s financial statements for at least six (6) fiscal quarters as of the end of the most recent fiscal quarter for which financial results have been reported, other than Net Operating Income from Overlimit General Projects (as defined below) then owned or leased by Borrower or any other member of the Consolidated Group which Net Operating Income will be included in this clause (i)) divided by the Capitalization Rate, plus (ii) 100% of cost for any such Projects first acquired or leased during such six (6) fiscal quarter period (including the amount of any assumed Indebtedness secured thereby) which are not Overlimit General Projects, plus (iii) the Consolidated Group Pro Rata Share of Net Operating Income for the most recent four (4) consecutive fiscal quarters of the Borrower for which financial results have been reported attributable to Projects then owned or leased by an Investment Affiliate (excluding Net Operating Income attributable to any such Projects which have not been owned or leased by any combination of Borrower, other members of the Consolidated Group or Investment Affiliates for at least six (6) fiscal quarters as of the end of such most recent fiscal quarter for which financial results have been reported, other than Net Operating Income from Overlimit General Projects then owned or leased by an Investment Affiliate which Net Operating Income will be included in this clause (iii)) divided by the Capitalization Rate, plus (iv) the Consolidated Group Pro Rata Share of 100% of cost for any such Projects first acquired or leased by an Investment Affiliate during such six (6) fiscal quarter period (including the amount of any assumed Indebtedness secured thereby) which are not Overlimit General Projects; plus (v) cash and Cash Equivalents owned by Borrower or any other member of the Consolidated Group as of the end of the most recent fiscal quarter for which financial results have been reported, plus (vi) the Consolidated Group Pro Rata Share of all cash and Cash Equivalents owned by Investment Affiliates as of the end of the most recent fiscal quarter financial results have been reported, plus (vii) Real Property Under Development and Undeveloped Land of the Consolidated Group, valued at cost, plus (viii) the Consolidated Group Pro Rata Share of any Real Property Under Development and Undeveloped Land of Investment Affiliates, valued at cost, plus (ix) Transition Projects valued at cost for the fiscal quarter in which the Project first becomes a Transition Project and thereafter for the following first four (4) full fiscal quarters, based on Net Operating Income for the number of full fiscal quarters following the fiscal quarter in which the Project ceased to be classified as Real Property Under Development divided by the Capitalization Rate, on an annualized basis, plus (x) the Consolidated Group Pro Rata Share of Transition Projects valued based on Net Operating Income for the number of full fiscal quarters since the Project ceased to be classified as Real Property Under Development divided by the Capitalization Rate, on an annualized basis, plus (xi) First Mortgage Receivables owned by the Consolidated Group, valued in accordance with GAAP, plus (xii) the Consolidated Group Pro Rata Share of First Mortgage Receivables owned by any Investment Affiliates, valued in accordance with GAAP, plus (xiii) Permitted Investments allowable pursuant to Section 7.22(d) herein, valued at cost and not to exceed three percent (3%) of Total Asset Value. As used herein, the term “Overlimit General Projects” shall mean, if at any time the aggregate amount contributed to Total Asset Value under clauses (ii) and (iv) of this definition on account of acquired Projects owned or leased for more than four (4) quarters but less than seven (7) quarters would exceed twenty percent (20%) of Total Asset Value, a sufficient number of such Project(s) which would otherwise be valued at cost under such clauses (ii) or (iv), which the Company shall designate to instead be valued in accordance with clauses (i) or (iii), so that the aggregate value of the remaining Projects owned or leased for more than four (4) quarters but less than seven (7) quarters which are included at cost under clauses (ii) and (iv) of this definition do not exceed twenty percent (20%) of Total Asset Value. For the avoidance of doubt, such references to “less than seven (7) quarters” shall mean that the applicable Project shall be included at cost in up to but not more than six (6) quarterly financial statements of Borrower.

“Transition Project” shall mean, as of any date, any Project whether developed by any combination of Borrower, other members of the Consolidated Group or Investment Affiliates, or acquired after development by a third party, which (i) if so developed by Borrower or such other members of the Consolidated Group or Investment Affiliates, has ceased to be a Real Property Under Development for less than four (4) full fiscal quarters or (ii) if so acquired, would have ceased to qualify as a Real Property Under Development for less than four (4) full fiscal quarters if it had been developed by Borrower or such other members of the Consolidated Group or Investment Affiliates.
“Type” means, with respect to any Advance, its nature as a Base Rate Advance or a LIBOR Rate Advance.
“Undeveloped Land” means, as of any date, any undeveloped land owned from time to time by the Borrower or any other member of the Consolidated Group.
“Unencumbered Real Property Adjusted NOI” shall mean, as of any date, the Net Operating Income for the most recent four (4) consecutive fiscal quarters of Borrower for which financial results have been reported attributable to Qualifying Unencumbered Projects then owned or leased by Borrower or a Wholly-Owned Subsidiary (excluding Net Operating Income attributable to Transition Projects or any such Qualifying Unencumbered Projects which have not been owned or leased by any combination of Borrower, other members of the Consolidated Group or Investment Affiliates and included in Borrower’s financial statements for six (6) fiscal quarters as of the end of the most recent fiscal quarter of Borrower for which financial results have been reported other than Net Operating Income from Overlimit Unencumbered Projects then owned or leased by Borrower or a Wholly-Owned Subsidiary which shall be included in this definition), less (i) management fees equal to 2.5% of the aggregate gross revenues attributable to such Qualifying Unencumbered Projects for such period, and less (ii) a capital expenditure reserve equal to $150 per unit for such Qualifying Unencumbered Projects.
“Unencumbered Real Property Value” shall mean, as of any date, (i) Unencumbered Real Property Adjusted NOI divided by the Capitalization Rate, plus (ii) the cost of all Qualifying Unencumbered Projects then owned by Borrower or a Wholly-Owned Subsidiary, which have not been owned by any combination of Borrower, other members of the Consolidated Group or Investment Affiliates and included in Borrower’s financial statements for longer than six (6) consecutive fiscal quarters as of the end of the most recent fiscal quarter of Borrower for which financial results have been reported other than Overlimit Unencumbered Projects, with the cost of each such Qualifying Unencumbered Project being the amount capitalized as “real estate” on Borrower’s balance sheet plus any portion of the acquisition cost required to be allocated as an intangible asset by GAAP, plus (iii) Transition Projects, which are also Qualifying Unencumbered Projects, valued based on Net Operating Income for the number of full fiscal quarters since the Project ceased to be classified as Real Property Under Development divided by the Capitalization Rate, on an annualized basis, plus (iv) the Consolidated Group Pro Rata Share of Transition Projects, which are also Qualifying Unencumbered Projects, valued based on Net Operating Income for the number of full fiscal quarters since the Project ceased to be classified as Real Property Under Development divided by the Capitalization Rate, on an annualized basis. As used herein, the term “Overlimit Unencumbered Projects” shall mean, if at any time the aggregate amount contributed to Unencumbered Real Property Value under clause (ii) of this definition for acquired Qualifying Unencumbered Projects owned or leased for more than four (4) quarters but less than seven (7) quarters would exceed twenty percent (20%) of Unencumbered Real Property Value, a sufficient number of such Project(s) which would otherwise be valued at cost under such clause (ii), which the Company shall designate to instead be valued in accordance with clause (i), so that the aggregate value of the remaining Qualifying Unencumbered Projects owned or leased for more than four (4) quarters but less than seven (7) quarters which are included at cost under clause (ii) of this definition does not exceed twenty percent (20%) of Unencumbered Real Property Value. For the avoidance of doubt, such references to “less than seven (7) quarters” shall mean that the applicable Project shall be included at cost in up to but not more than six (6) quarterly financial statements of Borrower.
“Unfunded Liabilities” means the amount (if any) by which the present value of all vested nonforfeitable benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans.
“Unscheduled Mandatory Payments” shall have the meaning in Section 2.6.
“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107‑56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
“Variable Interest Entity” shall mean any Project or any entity owning a Project, with respect to which Borrower or any other member of the Consolidated Group or Investment Affiliate has executed and delivered a binding purchase agreement which continues in full force and effect, but which Project or entity has not yet been acquired by Borrower or another member of the Consolidated Group or an Investment Affiliate, or any other Project that is determined to be a Variable Interest Entity in accordance with GAAP.
“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.
The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.
1.2    Construction. Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents: (i) references to the plural include the singular, the plural, the part and the whole and the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (ii) the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole; (iii) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (iv) reference to any Person includes such Person’s successors and assigns; (v) reference to any agreement, including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto, document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated; (vi) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; (vii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (viii) section headings herein and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document, and (ix) unless otherwise specified, all references herein to times of day shall be references to Eastern Time.
1.3    Accounting Principles. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by

GAAP; provided, however, that all accounting terms used in Article VII (and all defined terms used in the definition of any accounting term used in Article VII shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing statements referred to in Section 6.4. In the event of any change after the date hereof in GAAP, and if such change would affect the computation of any of the financial covenants set forth in Article VII, then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Agreement that would adjust such financial covenants in a manner that would preserve the original intent thereof, but would allow compliance therewith to be determined in accordance with the Borrower’s financial statements at that time, provided that, until so amended such financial covenants shall continue to be computed in accordance with GAAP prior to such change therein.
Notwithstanding any provision contained herein to the contrary, solely for purposes of calculating any financial covenant required hereunder, such calculation shall ignore the application of the Convertible Debt Accounting Guidance, if and to the extent otherwise applicable to Borrower’s financial statements.  If at any time any material change in GAAP would materially affect the computation of any financial ratio or requirement set forth in any of the Loan Documents, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders (which shall not be unreasonably withheld)); provide that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders an explanation of the impact of such change in reasonable detail satisfactory to the Administrative Agent.
ARTICLE II
THE CREDIT
2.1    Generally. This facility (“Facility”) is a term loan facility and, subject to the provisions of this Agreement, each Lender severally agrees to make Loans to the Borrower in a single disbursement in an aggregate principal amount equal to its Commitment. Upon disbursement of such Loans, each Lender’s Commitment shall terminate and Borrower shall not have the right to reborrow all or any portion of any Loans that are repaid or prepaid. No Lender will be required to make any Loan which would exceed such Lender’s then-current Commitment.
2.2    Interest Rate Options. The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by it from the Base Rate Option or LIBOR Rate Option set forth below applicable to the Advances, it being understood that, subject to the provisions of this Agreement, the Borrower may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Loans comprising any Borrowing Tranche; provided that there shall not be at any one time outstanding more than three (3) LIBOR Rate Interest Periods in the aggregate among all of the Loans and provided further that if an Event of Default or Potential Default exists and is continuing, the Borrower may not request, convert to, or renew the LIBOR Rate Option for any Advances and the Required Lenders may demand that all existing Borrowing Tranches bearing interest under the LIBOR Rate Option shall be converted immediately to the Base Rate Option, subject to the obligation of the Borrower to pay any indemnity under Article IV in connection with such conversion. The Borrower shall have the right to select from the following Interest Rate Options applicable to the Advances:

(a)Base Rate Option: A fluctuating rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the Base Rate plus the Base Rate Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or
(b)LIBOR Rate Option: A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the LIBOR Rate plus the LIBOR Applicable Margin.
2.3    Fees. The Borrower agrees to pay all fees payable to the Administrative Agent pursuant to the Borrower’s letter agreement with the Administrative Agent dated as of June __, 2014 (the “Fee Letter”).
2.4    Usury. This Agreement and each Note are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject any Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the interest rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.
2.5    Minimum Amount of Each Advance. Each LIBOR Rate Advance shall be in an amount not less than $1,000,000 or a whole multiple of $100,000 in excess thereof.
2.6.    Principal Payments; Optional Prepayments.

(a)    Borrower shall make principal payments on amounts outstanding under the Revolving Credit Agreement whenever a reduction in the Unencumbered Real Property Value causes the outstanding Loans hereunder plus the outstanding “Advances” and “Facility Letter of Credit Obligations” under the Revolving Credit Agreement (the “Total Outstandings”) to be greater than the maximum amounts permitted under Section 7.20(c) and Section 7.20(d) as required by Section 3.3 of the Revolving Credit Agreement. In the event Borrower fails to make such payment under the Revolving Credit Agreement, it will make such mandatory principal payments of the Loans, which shall be due and payable immediately when the Borrower or any such Loan Party obtains knowledge of such failure or the date upon which the Borrower has received written notice of such failure from the Administrative Agent. Such Unscheduled Mandatory Payment shall be in the amount needed to reduce the Total Outstandings to an amount equal to or less than such maximum amounts permitted by Section 7.20(c) and Section 7.20(d).
(b)    Any outstanding Advances and all other unpaid Obligations shall be paid in full by Borrower on the Facility Termination Date.
(c)    The Borrower may prepay the Advances, without premium or penalty, upon at least one (1) Business Day’s notice to the Administrative Agent given not later than 1:00 p.m. (EST) on such Business Day, which notice shall specify the date and amount of prepayment and whether the prepayment is of LIBOR Rate Advances, Base Rate Advances, or a combination thereof, and if a combination thereof, the amount allocable to each; provided, however, that any partial prepayment under this Subsection shall (i) be in a principal amount not less than $1,000,000 or a whole multiple of $100,000 in excess thereof, and (ii)

include interest accrued pursuant thereto in the case prepayment is of a LIBOR Rate Advance. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein.
2.7    Conversion and Continuation of Outstanding Advances. Base Rate Advances shall continue as Base Rate Advances unless and until such Base Rate Advances are converted into LIBOR Rate Advances. Each LIBOR Rate Advance shall continue as a LIBOR Rate Advance until the end of the then applicable Interest Period therefor, at which time such LIBOR Rate Advance shall be automatically converted into a Base Rate Advance unless the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice requesting that, at the end of such Interest Period, such LIBOR Rate Advance either continue as a LIBOR Rate Advance for the same or another Interest Period or be converted to an Advance of another Type. Borrower may convert or renew the current Interest Rate Option applicable to existing Loans, by notifying the Administrative Agent, not later than noon, Eastern time, three (3) Business Days prior to the proposed effective date of such conversion/continuation, in writing in the form of Exhibit G or by telephone immediately confirmed in writing by letter, facsimile or telex in such form (each, a “Conversion/Continuation Notice”), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Conversion/Continuation Notice shall be irrevocable and shall specify the aggregate amount of the proposed Loans comprising each Borrowing Tranche, and, if applicable, the Interest Period. The Administrative Agent shall notify the Lenders of its receipt of any such Conversion/Continuation Notice pursuant to the terms of Section 2.13.
2.8    Changes in Interest Rate, Etc. Each Base Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a LIBOR Rate Advance into a Base Rate Advance to but excluding the date it becomes due or is converted into a LIBOR Rate Advance, at a rate per annum equal to the Base Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Base Rate Advance will take effect simultaneously with each change in the Base Rate. Each LIBOR Rate Advance shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such LIBOR Rate Advance.
2.9    Rates Applicable After Event of Default. During the continuance of an Event of Default the Administrative Agent may, at the direction of the Required Lenders, by notice to the Borrower, declare that (i) no Advance may be converted into, or continued beyond the expiration of any then-current Interest Period as, a LIBOR Rate Advance, and (ii) the Default Rate shall apply (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.2 requiring unanimous consent of the Lenders to changes in interest rates), provided, however, that the Default Rate shall become applicable automatically if an Event of Default occurs under Section 8.1, 8.2, or 8.3, unless waived by the Required Lenders.
2.10    Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Principal Office of Administrative Agent by noon, Eastern time, on the date when due and shall be applied ratably by the Administrative Agent among the Lenders. As provided elsewhere herein, all Lenders’ interests in the Loan Documents shall be ratable undivided interests and none of such Lenders’ interests shall have priority over the others. Each payment delivered to the Administrative Agent for the account of any Lender or amount to be applied or paid by the Administrative Agent to any Lender shall be paid promptly (on the same day as received by the Administrative Agent if received prior to noon, Eastern time, on such day and otherwise on the next Business Day) by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIV or at any other office specified in a notice received by the Administrative Agent from such Lender. Payments received by the Administrative

Agent but not timely funded to the Lenders shall bear interest payable by the Administrative Agent at the Federal Funds Effective Rate from the date due until the date paid. The Administrative Agent is hereby authorized to charge the account of the Borrower maintained with PNC Bank, National Association for each payment of principal, interest and fees as it becomes due hereunder.
2.11    Notes; Telephonic Notices. Each Lender is hereby authorized to record the principal amount of each of its Loans and each repayment on the schedule attached to its Note, provided, however, that the failure to so record shall not affect the Borrower’s obligations under such Note. The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on written notices made by any Authorized Officer and Borrower agrees to deliver promptly to the Administrative Agent such written notice. The Administrative Agent will at the request of the Borrower, from time to time, but not more often than monthly, provide notice of the amount of the outstanding Aggregate Commitment, the Type of Advance, and the applicable interest rate, if for a LIBOR Rate Advance. Upon a Lender’s furnishing to Borrower an affidavit to such effect, if a Note is mutilated, destroyed, lost or stolen, Borrower shall deliver to such Lender, in substitution therefore, a new note containing the same terms and conditions as such Note being replaced.
2.12    Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, at maturity, whether by acceleration or otherwise, and upon any termination of the Aggregate Commitment in its entirety. Interest on LIBOR Rate Advances shall be calculated for actual days elapsed on the basis of a 360-day year. Interest on Base Rate Advances shall be calculated for actual days elapsed on the basis of a 360 day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon, Eastern time. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.
2.13    Notification of Advances, Interest Rates and Prepayments. The Administrative Agent will notify each Lender of the contents of each Conversion/Continuation Notice and repayment notice received by it hereunder not later than the close of business on the Business Day such notice is received by the Administrative Agent. The Administrative Agent will notify each Lender of the interest rate applicable to each LIBOR Rate Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Base Rate.
2.14    Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower, prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder, that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

2.15    Replacement of a Lender. In the event any Lender (i) gives notice under Section 4.4, (ii) requests compensation under Section 4.1, or requires the Borrower to pay any additional amount to any Lender or any Governmental Body for the account of any Lender pursuant to Section 4.2, (iii) is a Defaulting Lender, (iv) becomes subject to the control of an Governmental Authority (other than normal and customary supervision), or (v) is a Non-Consenting Lender referred to in Section 9.2, then in any such event the Borrower may, at its sole expense, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by Article IX), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a)    the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 13.2;
(b)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.3) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(c)in the case of any such assignment resulting from a claim for compensation under Section 4.1 or payments required to be made pursuant to Section 4.2, such assignment will result in a reduction in such compensation or payments thereafter; and
(d)such assignment does not conflict with applicable Law.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
ARTICLE III

UNENCUMBERED POOL PROPERTIES
3.1    Eligibility of Projects.
(a)    As of the Agreement Execution Date, the Administrative Agent has approved for inclusion as Qualifying Unencumbered Projects those Projects identified on Schedule 3.1, and such Projects shall become the initial Qualifying Unencumbered Projects.
(b)    If, after the Agreement Execution Date, Borrower desires to include any additional Projects as Qualifying Unencumbered Projects Borrower shall so notify the Administrative Agent in writing and obtain the approval of the Administrative Agent. The Administrative Agent’s approval shall be conclusive and no approval from the Lenders shall be required so long as such additional Projects meet the criteria set forth in the definition of “Eligible Unencumbered Project”. If such additional Project does not meet such criteria it shall only be included in Qualifying Unencumbered Projects if the Required Lenders shall have also approved the inclusion of such Project. No Property will be approved by the Administrative Agent unless it is an Eligible Unencumbered Project and unless and until the Borrower delivers to the Administrative Agent the following, in form and substance satisfactory to the Administrative Agent:

(i)a description of such Project, such description to include the age, location, size and occupancy rate of such Project;
(ii)a certificate of Borrower certifying that insurance of the type required hereunder is in effect with respect to such Project and that, to the best of Borrower’s knowledge, there are no material environmental concerns with respect to such Project; and
(iii)such other information, including operating statements and site plans, that the Administrative Agent may reasonably request in order to evaluate such Project.
(c)    If, after receipt and review of the foregoing, unless Administrative Agent has reasonably determined that the additional Project does not satisfy the requirements to be an Eligible Unencumbered Project, the Administrative Agent will notify the Borrower and each Lender within five (5) Business Days after receipt of all of the above items that it is prepared to proceed with the acceptance of such Project as an Unencumbered Project. If the Administrative Agent has determined that the additional Project does not satisfy the requirements to be an Eligible Unencumbered Project and therefore that addition of such Property as a Qualifying Unencumbered Project requires Required Lender approval, the Administrative Agent shall so notify the Borrower and the Lenders and shall forward to the Lenders all documents and information submitted by Borrower with respect to such additional Project. In such event each Lender shall notify the Administrative Agent whether it approves of the designation of such Project as a Qualifying Unencumbered Project, notwithstanding such non-compliance, within ten (10) Business Days of receipt of such notice and all such documents and information. If a Lender shall fail to so notify the Administrative Agent, then such Lender shall be deemed to have approved of such Project. Upon approval of such Project by the Administrative Agent, or, if required, by Required Lenders, and upon execution and delivery of all of the documents required to be provided under Section 3.2, such Project shall become a Qualifying Unencumbered Project.
3.2    Conditions Precedent to a Project Becoming a Qualifying Unencumbered Project. No Property shall become a Qualifying Unencumbered Project until the Administrative Agent, or, if required, the Required Lenders, shall have approved of such Project as provided in Section 3.1, and Borrower shall have caused to be executed and delivered to the Administrative Agent the following instruments, documents and agreements in respect of such Property, each to be in form and substance reasonably satisfactory to the Administrative Agent:
(a)    if a Subsidiary Guaranty is then in effect and such Project is owned by a Subsidiary that is not already a Subsidiary Guarantor, a joinder agreement with respect to the Subsidiary Guaranty in the form attached thereto as Exhibit A executed by such Subsidiary and all of the items that would have been required to be delivered to the Administrative Agent under Sections 5.1(b) through (f) had such Subsidiary been a Loan Party on the Effective Date;
(b)    a Compliance Certificate calculated after giving effect to the inclusion of such Project as a Qualifying Unencumbered Project; and
(c)    such other due diligence materials, instruments, documents, certificates, and opinions as the Administrative Agent may reasonably request.
3.3    Release of Qualifying Unencumbered Projects. Borrower may request, upon not less than two (2) Business Days prior written notice to the Administrative Agent, that any Qualifying Unencumbered

Project be released from such status in whole or in part, which release (the “Release”) shall be effected by the Administrative Agent if all of the following conditions are satisfied as of the date of such Release:
(a)    Borrower shall have delivered a Compliance Certificate showing pro forma compliance with the covenants set forth in Section 10.1 after giving effect to such Release; and
(b)    If after giving effect to such Release (and taking into account any concurrent addition of a new Qualifying Unencumbered Project pursuant to Section 3.1), the resulting reduction in the Unencumbered Real Property Value and Unencumbered Real Property Adjusted NOI would cause a breach of either Section 7.20(c) or Section 7.20(d), Borrower shall have complied with the provisions of Section 2.6(a). In addition, if after giving effect to such Release (and taking into account any concurrent addition of a new Qualifying Unencumbered Project pursuant to Section 3.1), any resulting reduction in the percentage of units in the Qualifying Unencumbered Projects which are physically occupied would cause a breach of Section 7.20(e), Borrower shall take the actions required under such Section 7.20(e) within the time required thereunder.
In connection with a Release, Borrower shall deliver to the Administrative Agent a certificate from Borrower’s chief executive officer or chief financial officer regarding the matters referred to in the immediately preceding clauses (a) and (b). In addition, in the event a Subsidiary Guaranty has been executed pursuant to the terms hereof, the Administrative Agent shall release the applicable Subsidiary Guarantor from the Subsidiary Guaranty upon release of the Qualifying Unencumbered Project. Notwithstanding the foregoing, the Administrative Agent shall not be obligated to release any such Subsidiary from the Subsidiary Guaranty if (i) such Subsidiary owns any other Qualifying Unencumbered Projects that are not being so released from such status or (ii) an Event of Default or Potential Default has occurred and is then continuing.
3.4    Reinstatement of Subsidiary Guaranty.

(a)    In the event that a Subsidiary Guaranty is hereafter entered into pursuant to subsection (b) below, such Subsidiary Guaranty shall continue in full force and effect from the date of its execution through and until such date as Borrower has delivered to the Agent evidence that Borrower has once again received an Investment Grade Rating from either S&P or Moody’s. Within five (5) Business Days after the date on which the foregoing requirement is met, provided that no Event of Default or Potential Default has occurred and is then continuing, the Agent will execute and deliver on behalf of the Lenders such documents as may be required to terminate the Subsidiary Guaranty in its entirety and to release the Subsidiary Guarantors from any further liability thereunder.
(b)    Subject to the provisions of subsection (c) below, in the event that Borrower shall cease to maintain an Investment Grade Rating from at least one of either S&P or Moody’s, not later than five (5) Business Days after the loss of such Investment Grade Rating with both S&P and Moody’s Borrower shall cause each Subsidiary which then owns a Qualifying Unencumbered Project to execute and deliver to the Administrative Agent a Subsidiary Guaranty in the form of Exhibit D. Borrower shall thereafter cause each additional Subsidiary (if any) which thereafter owns a Qualifying Unencumbered Project to execute and deliver to the Administrative Agent a joinder thereto in the form of Exhibit A attached to such form of Subsidiary Guaranty. In addition, notwithstanding the fact that Borrower is maintaining an Investment Grade Rating from either S&P or Moody’s, if any Subsidiary that owns a Qualifying Unencumbered Project incurs any Recourse Indebtedness, including without limitation any Guarantee Obligations with respect to any Indebtedness of Borrower, any other member of the Consolidated Group or any Investment Affiliate, then not later than five (5) Business Days after the incurrence of such Indebtedness Borrower shall cause each such Subsidiary to execute and deliver to the Administrative Agent a Subsidiary Guaranty in the form of Exhibit D, or if such a Subsidiary Guaranty has previously executed by other Subsidiaries, to execute and deliver to the Administrative Agent a joinder thereto in the form of Exhibit A attached to such form of Subsidiary Guaranty.
(c)     Borrower’s obligation to cause the Subsidiaries which are the owners of Qualifying Unencumbered Projects to execute or join in a Subsidiary Guaranty on account of the loss of such Investment Grade Rating with both S&P or Moody’s, as set forth in subsection (b) above, shall not apply to any such Subsidiary if the taking of such action by such Subsidiary would be prohibited by any indenture governing Borrower’s public debt or any placement agreement governing its private debt issue. In such case Borrower instead agrees that, in addition to the general restrictions on Indebtedness of the Consolidated Group imposed by Section 7.23 below, Borrower shall not cause, or permit or suffer, any Subsidiary owning a Qualifying Unencumbered Project from time to time which is not a party to the Subsidiary Guaranty to incur any other Indebtedness (other than obligations of such Subsidiary for the deferred purchase price of property or services not to exceed an aggregate outstanding amount of $1,000,000 at any time), including without limitation any Guarantee Obligations with respect to any Indebtedness of Borrower, any other member of the Consolidated Group or any Investment Affiliate.
(d)    In the event Borrower once again delivers to the Agent evidence that Borrower has received an Investment Grade Rating from either S&P or Moody’s following the occurrence of the events described in Section 3.4(b) above then, in such event, (i) the provisions of Section 3.4(a) shall require the release of the Subsidiary Guaranty then in effect and the provisions of the first two sentences of Section 3.4(b) and the provisions of Section 3.4(c) shall both cease to apply to Borrower unless and until Borrower shall no longer be maintaining such Investment Grade Rating.

ARTICLE IV

INCREASED COSTS
4.1    Increased Costs Generally.

(a)    If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate);
(ii)    subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Loan under the LIBOR Rate Option made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 4.2 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or
(iii)    impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or any Loan under the LIBOR Rate Option made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan under the LIBOR Rate Option (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
(b)    If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)    A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in this Section 4.1 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).
4.2    Taxes.
(a)    Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required by applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law. Without limiting the provisions above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.
(b)    The Borrower shall indemnify the Administrative Agent and each Lender within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent and such Lender, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(c)    Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. Notwithstanding the submission of such documentation claiming a reduced rate of or exemption from U.S. withholding tax, the Administrative Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the United States Income Tax Regulations. Further, the Administrative Agent is indemnified under § 1.1461-1(e) of the United States Income Tax Regulations against any claims and demands of any Lender or assignee or participant of a Lender for the amount of any tax it deducts and withholds in accordance with regulations under § 1441 of the Internal Revenue Code. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
(d)    Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States of America, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
(i)two (2) duly completed valid originals of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,
(ii)two (2) duly completed valid originals of IRS Form W-8ECI,
(iii)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) two duly completed valid originals of IRS Form W-8BEN,
(iv)any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower to determine the withholding or deduction required to be made.

(v)To the extent that any Lender is not a Foreign Lender, such Lender shall submit to the Administrative Agent two (2) originals of an IRS Form W-9 or any other form prescribed by applicable Law demonstrating that such Lender is not a Foreign Lender.
4.3    Indemnity. In addition to the compensation or payments required by Section 4.1 or Section 4.2, the Borrower shall indemnify each Lender against all liabilities, losses or expenses (including loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract) which such Lender sustains or incurs as a consequence of any:
(a)payment, prepayment, conversion or renewal of any Loan to which a LIBOR Rate Option applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due),
(b)attempt by the Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any notice relating to prepayments under Section 2.6, or
(c)default by the Borrower in the performance or observance of any covenant or condition contained in this Agreement or any other Loan Document, including any failure of the Borrower to pay when due (by acceleration or otherwise) any principal, interest, or any other amount due hereunder.
If any Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrower of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to such Lender ten (10) Business Days after such notice is given.
4.4    LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available.

(a)    If on any date on which a LIBOR Rate would otherwise be determined, the Administrative Agent shall have determined that:
(i)adequate and reasonable means do not exist for ascertaining such LIBOR Rate, or
(ii)a contingency has occurred which materially and adversely affects the London interbank eurodollar market relating to the LIBOR Rate, the Administrative Agent shall have the rights specified in Section 4.5.
(b)    In addition, if at any time any Lender shall have determined that:
(i)    the making, maintenance or funding of any Loan to which a LIBOR Rate Option applies has been made impracticable or unlawful by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Governmental Authority or with any request or directive of any such Governmental Authority (whether or not having the force of Law), or

(ii)    such LIBOR Rate Option will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any such Loan, or
(iii)after making all reasonable efforts, deposits of the relevant amount in Dollars for the relevant Interest Period for a Loan, or to banks generally, to which a LIBOR Rate Option applies, respectively, are not available to such Lender with respect to such Loan, or to banks generally, in the interbank eurodollar market, then the Administrative Agent shall have the rights specified in Section 4.5.
4.5    Administrative Agent’s and Lender’s Rights. In the case of any event specified in Section 4.4(a) above, the Administrative Agent shall promptly so notify the Lenders and the Borrower thereof, and in the case of an event specified in Section 4.4(b) above, such Lender shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrower. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (A) the Lenders, in the case of such notice given by the Administrative Agent, or (B) such Lender, in the case of such notice given by such Lender, to allow the Borrower to select, convert to or renew a LIBOR Rate Option shall be suspended until the Administrative Agent shall have later notified the Borrower, or such Lender shall have later notified the Administrative Agent, of the Administrative Agent’s or such Lender’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist. If at any time the Administrative Agent makes a determination under Section 4.4(a) and the Borrower has previously notified the Administrative Agent of its selection of, conversion to or renewal of a LIBOR Rate Option and such Interest Rate Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans. If any Lender notifies the Administrative Agent of a determination under Section 4.4(b), the Borrower shall, subject to the Borrower’s indemnification Obligations under Section 4.3, as to any Loan of the Lender to which a LIBOR Rate Option applies, on the date specified in such notice either convert such Loan to the Base Rate Option otherwise available with respect to such Loan or prepay such Loan in accordance with Section 2.6. Absent due notice from the Borrower of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan upon such specified date.

ARTICLE V

CONDITIONS PRECEDENT
5.1    Initial Advance. The Lenders shall not be required to make Loans hereunder unless (i) the Borrower shall, prior to or concurrently with the making of the Loans, have paid all fees due and payable to the Lenders and the Administrative Agent hereunder, and (ii) the Borrower shall have furnished to the Administrative Agent, with sufficient copies for the Lenders, the following:
(a)    The duly executed originals of the Loan Documents, including the Notes, payable to the order of each of the Lenders, and this Agreement;
(b)    Certificates of good standing for each Loan Party from its state of organization, certified by the appropriate governmental officer and dated not more than thirty (30) days prior to the Agreement Execution Date;

(c)    Copies of the formation documents (including code of regulations, if appropriate) of each Loan Party, certified by an officer of the Borrower, together with all amendments thereto;
(d)Incumbency certificates, executed by officers of the Borrower, which shall identify by name and title and bear the signature of the Persons authorized to sign the Loan Documents and to make borrowings hereunder on behalf of such parties, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower;
(e)Copies, certified by a Secretary or an Assistant Secretary, of the Borrower’s resolutions (and resolutions of the other Loan Parties, if any are reasonably deemed necessary by counsel for the Administrative Agent) authorizing the Advances provided for herein, with respect to the Borrower, and the execution, delivery and performance of the Loan Documents to be executed and delivered by the Loan Parties;
(f)A written opinion of the Borrower’s counsel, addressed to the Lenders in substantially the form of Exhibit E hereto or such other form as the Administrative Agent may reasonably approve;
(g)A closing certificate, signed by an Authorized Officer of the Borrower, stating that on the Borrowing Date no Event of Default or Potential Default has occurred and is continuing, there has been no Material Adverse Effect nor any current or pending litigation that may result in a Material Adverse Effect other than as previously disclosed in writing to the Administrative Agent, and that all representations and warranties of the Borrower are true and correct in all material respects as of the Borrowing Date provided that such certificate is in fact true and correct;
(h)The most recent financial statements of the Borrower;
(i)UCC financing statement, judgment, and tax lien searches with respect to the Borrower from the state of its organization and the state in which its principal place of business is located;
(j)Written money transfer instructions, addressed to the Administrative Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Administrative Agent may have reasonably requested;
(k)A pro forma Compliance Certificate in the form of Exhibit B, utilizing the modified covenants established herein and executed by the Vice President and General Counsel, the Borrower’s chief financial officer or chief executive officer;
(l)Completion of Administrative Agent’s due diligence review of Borrower and Administrative Agent’s determination that (i) no Event of Default exists under the Original Agreement, and (ii) no material adverse change in Borrower’s financial condition has occurred;
(m)Evidence that all reasonable costs related to the initial Advance, including reasonable legal fees, have been or will be paid and that all upfront fees due to each of the Lenders under the terms of their respective commitment letters have been paid or will be paid out of the proceeds of the initial Advance hereunder; and
(n)Completion of any other documentation the Administrative Agent or its counsel may have reasonably requested, the form and substance of which documents shall be reasonably acceptable to the parties and their respective counsel.

5.2    General Conditions. The Lenders shall not be required to make the initial Advance hereunder unless the following are true on the Borrowing Date:
(a)    There exists no Event of Default or Potential Default; and
(b)    The representations and warranties contained in Article VI are true and correct in all material respects as of the Borrowing Date with respect to the Loan Parties in existence on the Borrowing Date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct in all material respects on and as of such earlier date.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Lenders that:
6.1    Existence. Borrower is a corporation duly organized and validly existing under the laws of the State of Ohio, with its principal place of business in Richmond Heights, Ohio and is duly qualified as a foreign corporation, properly licensed (if required), in good standing and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to be so qualified, licensed and in good standing and to have the requisite authority would not have a Material Adverse Effect. Each of Borrower’s Subsidiaries is duly incorporated or otherwise organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to be so qualified, licensed and in good standing and to have the requisite authority would not have a Material Adverse Effect.
6.2    Authorization and Validity. Each Loan Party has the corporate, limited partnership, or limited liability company power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper proceedings, and the Loan Documents constitute legal, valid and binding obligations of each Loan Party enforceable against each Loan Party in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
6.3    No Conflict; Government Consent. Neither the execution and delivery by the Loan Parties of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower, any of Borrower’s Subsidiaries, or either of their articles of incorporation, operating agreements, partnership agreement, or by-laws, or the provisions of any indenture, instrument or agreement to which the Borrower or any of Borrower’s Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, except where such violation, conflict or default would not have a Material Adverse Effect, or result in the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents other than the filing of a copy of this Agreement.

6.4    Financial Statements; Material Adverse Effect. All consolidated financial statements of the Loan Parties heretofore or hereafter delivered to the Lenders were prepared in accordance with GAAP in effect on the date of such statements and fairly present in all material respects the consolidated financial condition and operations of the Consolidated Group at such date and the consolidated results of their operations for the period then ended, subject, in the case of interim financial statements, to normal and customary year-end adjustments. From the date of the most recent financial statements delivered to the Lenders through the Agreement Execution Date, there was no change in the business, properties, or condition (financial or otherwise) of the Borrower and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.
6.5    Taxes. The Loan Parties have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided, and except any non‑compliance which does not have a Material Adverse Effect. No tax liens have been filed with respect to such taxes, except for ad valorem real estate tax contests in the ordinary course of Borrower’s business not having a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.
6.6    Litigation and Guarantee Obligations. Except as set forth on Schedule 6.6 hereto or as set forth in written notice to the Administrative Agent from time to time, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their executive officers, threatened against or affecting the Loan Parties which could reasonably be expected to have a Material Adverse Effect.
6.7    Subsidiaries. Schedule 6.7 hereto contains, an accurate list of all Subsidiaries of the Borrower, setting forth their respective jurisdictions of incorporation or formation and the percentage of their respective capital stock or partnership or membership interest owned by the Borrower or other Subsidiaries. All of the issued and outstanding shares of capital stock of such Subsidiaries that are corporations have been duly authorized and issued and are fully paid and non-assessable.
6.8    ERISA. The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed $1,000,000. Neither the Borrower nor any other member of the ERISA Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans in excess of $250,000 in the aggregate. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither the Borrower nor any other members of the ERISA Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.
None of the assets of the Borrower or any Subsidiary constitute “plan assets” within the meaning of ERISA, the Code and the respective regulations promulgated thereunder. The execution, delivery and performance of this Agreement and the other Loan Documents, and the borrowing and repayment of amounts hereunder, do not and will not constitute “prohibited transactions” under ERISA or the Code.
6.9    Accuracy of Information. To the best of Borrower’s knowledge, no information, exhibit or report furnished by the Loan Parties to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

6.10    Regulation U. The Borrower has not used the proceeds of any Advance to buy or carry any margin stock (as defined in Regulation U) in violation of the terms of this Agreement.
6.11    Material Agreements. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could have a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing Indebtedness, which default would constitute an Event of Default hereunder.
6.12    Compliance With Laws. Except as set forth in Schedule 6.6, Borrower is in compliance in all material aspects with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, except for any non-compliance which would not have a Material Adverse Effect. The Loan Parties have not received any uncured written notice to the effect that its operations are not in material compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations or the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could have a Material Adverse Effect.
6.13    Ownership of Projects. Except as set forth on Schedule 6.13 hereto, on the date of this Agreement, the Borrower or its Subsidiaries will, respectively, have good and marketable title, free of all Liens other than Permitted Liens, respectively, to all of the Projects reflected in the financial statements as owned by it.
6.14    Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
6.15    Solvency.
(a)    Immediately after the Agreement Execution Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries on a consolidated basis; (b) the present fair saleable value of the Property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.
(b)    The Borrower does not intend to, or to permit any of its Subsidiaries to, and does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

6.16    Insurance The Loan Parties carry insurance on their Projects with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Projects in localities where the Borrower and its Subsidiaries operate.
6.17    REIT and Listing Status. Borrower is qualified as a real estate investment trust under Section 856 of the Code and currently is in compliance in all material respects with all provisions of the Code applicable to the qualification of the Borrower as a real estate investment trust. Borrower’s Capital Stock is and shall be at all times prior to the Facility Termination Date listed on at least one of the New York Stock Exchange, NASDAQ or the American Stock Exchange.
6.18    Title to Property. The execution, delivery or performance of the Loan Documents required to be delivered by the Borrower hereunder will not result in the creation of any Lien on the Projects of the Consolidated Group. No consent to the transactions contemplated hereunder is required from any ground lessor or mortgagee or beneficiary under a deed of trust or any other party except as has been delivered to the Lenders.
6.19    Environmental Matters. Each of the following representations and warranties is true and correct on and as of the Agreement Execution Date except as disclosed on Schedule 6.19 attached hereto and to the extent that the facts and circumstances giving rise to any such failure to be so true and correct, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:
(a)    To the best knowledge of the Borrower, all Projects owned by the Borrower and/or its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws.

(b)    Neither the Borrower nor any of its Subsidiaries has received any uncured, written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws from any Governmental Authority with regard to any of the Projects, nor does the Borrower have knowledge or reason to believe that any such written notice is being threatened.

(c)    To the best knowledge of the Borrower, Materials of Environmental Concern are not transported or disposed of from the Projects of the Borrower and its Subsidiaries in violation of, or in a manner or to a location which could reasonably give rise to liability of the Borrower or any Subsidiary under, Environmental Laws, nor are any Materials of Environmental Concern being generated, treated, stored or disposed of at, on or under any of the Projects of the Borrower and its Subsidiaries in violation of, or in a manner that could give rise to liability of the Borrower or any Subsidiary under, any applicable Environmental Laws.
(d)    No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any of its Subsidiaries is or, to the Borrower’s knowledge, will be named as a party with respect to the Projects of the Borrower and its Subsidiaries, nor are there any consent decrees or other decrees, consent orders, administrative order or other orders, or other administrative of judicial requirements outstanding under any Environmental Law with respect to the Projects of the Borrower and its Subsidiaries.

(e)    To the best knowledge of the Borrower, there has been no release or threat of release of Materials of Environmental Concern at or from the Projects of the Borrower and its Subsidiaries, or arising from or related to the operations of the Borrower and its Subsidiaries in connection with the Projects in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

6.20    Office of Foreign Asset Control. Borrower and any Subsidiary Guarantor are not (and will not be) a person with whom any Lender is restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury of the United States of America (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not knowingly engage in any dealings or transactions or otherwise be associated with such persons. In addition, Borrower hereby agrees to provide to any Lender with any additional information that any Lender deems necessary from time to time in order to ensure compliance with all applicable Laws concerning money laundering and similar activities.

6.21    Intellectual Property. To the best knowledge of Borrower, Borrower and each Subsidiary of Borrower owns or has the right to use, under valid license agreements or otherwise, all material patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) necessary to the conduct of its businesses as now conducted and as contemplated by the Loan Documents, without known conflict as of the Agreement Date with any patent, license, franchise, trademark, trade secret, trade name, copyright, or other proprietary right of any other Person. To the best knowledge of Borrower, Borrower and each other Subsidiary have taken all such steps as they deem reasonably necessary to protect their respective rights under and with respect to such Intellectual Property.
ARTICLE VII

COVENANTS

During the term of this Agreement the following shall apply, unless the Required Lenders shall otherwise consent in writing:
7.1    Financial Reporting. Borrower will maintain a system of accounting established and administered in accordance with GAAP, and will furnish to the Administrative Agent and the Lenders:
(a)    As soon as available, but in any event not later than 45 days after the close of each fiscal quarter, other than the fourth quarter, an unaudited consolidated balance sheet as of the close of each such fiscal quarter and the related unaudited consolidated statements of income, retained earnings, and cash flows for each such quarter and for such quarter and the preceding quarters of the current fiscal year, on an aggregate basis, setting forth in each case in comparative form the figures for the corresponding period during the previous fiscal year, all certified by the Borrower’s chief financial officer or chief accounting officer as being true and correct in all material respects to such officer’s knowledge;

(b)    As soon as available, but in any event not later than 90 days after the close of each fiscal year, audited financial statements, including a consolidated balance sheet as at the end of such year and the related consolidated statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, without a “going concern” or like qualification or exception, prepared by independent certified public accountants of nationally recognized standing reasonably acceptable to the Administrative Agent and Lenders (PriceWaterhouse Coopers and the other big four firms are pre-approved), plus annual cash flow projections of the Borrower and annual budgets and forecasts for the Consolidated Group;
(c)    Together with the quarterly and annual financial statements required hereunder, a compliance certificate, in substantially the form of Exhibit B attached hereto (a “Compliance Certificate”) signed by the Borrower’s chief financial officer or chief executive officer reflecting (i) the calculations and computations necessary to determine compliance with this Agreement, (ii) the roster of Variable Interest

Entities comprising the Acquisition Pipeline on such date, and (iii) that, to such officer’s knowledge, no Event of Default or Potential Default exists, or if, to such officer’s knowledge, any Event of Default or Potential Default exists, stating the nature and status thereof, provided that any Compliance Certificate may address both this Agreement as well as the Revolving Credit Agreement;
(d)    As soon as available, but in any event not later than 30 days after the close of each fiscal year, a schedule of all filings to be made by the Borrower with the Securities and Exchange Commission for the upcoming fiscal year, including without limitation all 10-Ks and 10-Qs;
(e)    As soon as possible and in any event within 10 days after a responsible officer of the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto;
(f)    As soon as possible and in any event within 10 days after receipt by an executive officer of the Borrower, a copy of (i) any notice or claim from any Governmental Authority to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any Material of Environmental Concern into the environment, (ii) any notice of litigation or alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries, which would have a Material Adverse Effect, (iii) any notice of any Lien on any Qualifying Unencumbered Project (other than Permitted Liens) or any Lien on any other Project (other than Permitted Liens) that would reasonably be expected to have a Material Adverse Effect, (iv) any notice of default on any (x) Recourse Indebtedness that exceeds $5,000,000 individually or in the aggregate, or (y) Non-Recourse Indebtedness that exceeds $25,000,000 individually or in the aggregate, (v) any notice of default on interest rate hedge agreements, and (vi) any other default under any obligations of any Loan Party would reasonably be expected to have a Material Adverse Effect;
(g)    Prior to the incurrence of any Defeasance Costs in connection with the defeasance or prepayment of Indebtedness in excess of $5,000,000, a written notice (to be delivered to the Administrative Agent only) identifying such Indebtedness and the expected date of defeasance or prepayment and containing an estimate of the types and amounts of Defeasance Costs reasonably anticipated to be incurred in connection with such defeasance or prepayment;
(h)    Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished; and
(i)    Except for non-public material information and information that is privileged pursuant to the attorney-client and/or work product privileges, such other information (including, without limitation, financial and non-financial information and a listing of capital expenditures, a rent roll, and such other information on any Project) as the Administrative Agent or any Lender may from time to time reasonably request.
7.2    Use of Proceeds. The Borrower shall use the proceeds of the Advances to refinance existing Indebtedness and for its general corporate purposes. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances (i) to purchase or carry any “margin stock” (as defined in Regulation U) if such usage could constitute a violation of Regulation U by any Lender, (ii) to fund any purchase of, or offer for, a controlling portion of the Capital Stock of any Person, unless the board of directors or other manager of such Person has consented to such offer, or (iii) to make any Acquisition other than a Permitted Acquisition.

7.3    Notice of Default. The Borrower will give, and will cause each of its Subsidiaries to give, prompt notice in writing to the Administrative Agent and the Lenders of the occurrence of any Event of Default or Potential Default.

7.4    Conduct of Business. The Borrower will do, and will cause each of its Subsidiaries (other than those whose businesses have been discontinued) to do all things necessary to remain duly incorporated or duly qualified, validly existing and in good standing as a real estate investment trust, corporation, limited liability company general partnership or limited partnership, as the case may be, in its jurisdiction of incorporation/formation (except with respect to permitted mergers and Permitted Acquisitions) and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted and to carry on and conduct their businesses in substantially the same manner as they are presently conducted where the failure to do so could reasonably be expected to have a Material Adverse Effect and, specifically, Borrower shall carry on all of its business operations and investments through the Borrower and its Wholly-Owned Subsidiaries, except as provided in Section 7.15 and subject to the limitations set forth in Section 7.22. The activities of the Borrower and its Subsidiaries shall be limited primarily to (i) the acquisition, development, ownership, management, operation and leasing of income-producing, institutional-grade, multifamily residential properties, and (ii) construction, development and other related activities of the Borrower with respect to income-producing, institutional-grade, multifamily residential properties.

7.5    Taxes. The Borrower will pay, and will cause each of its Subsidiaries to pay, when due all taxes, assessments and governmental charges and levies upon them of their income, profits or Properties, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside, if and to the extent deemed reasonably necessary by Borrower.
7.6    Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain insurance which is consistent with the representation contained in Section 6.16 on all their Properties and the Borrower will furnish to any Lender upon reasonable request full information as to the insurance carried.

7.7    Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which they may be subject, the violation of which could reasonably be expected to have a Material Adverse Effect, if and to the extent deemed reasonably necessary by Borrower.

7.8    Maintenance of Properties and Equipment. The Borrower will, and will cause each of its Subsidiaries to, do all things necessary to maintain, preserve, protect and keep their respective Properties and equipment in good repair, working order and condition, ordinary wear and tear excepted.

7.9    Inspection. The Borrower will, and will cause each of its Subsidiaries to, permit the Lenders upon reasonable notice and during normal business hours and subject to rights of tenants, by their respective representatives and agents, to inspect any of the Projects, corporate books and financial records of the Borrower and each of its Subsidiaries, to examine and make copies of the books of accounts and other financial records of the Borrower and each of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and each of its Subsidiaries with executive officers thereof, and to be advised as to the same by, except for non-public material information and information that is privileged pursuant to the attorney-client and/or work product privileges, their respective officers at such reasonable times and intervals as the Lenders may designate.

7.10    Maintenance of Status. The Borrower shall at all times  maintain its status as a real estate investment trust in compliance with all applicable provisions of the Code relating to such status.

7.11    Dividends. The Borrower and its Subsidiaries shall be permitted to declare and pay dividends on their Capital Stock from time to time, provided, however, that in no event shall the Borrower declare or pay dividends on its Capital Stock (other than Preferred Dividends) or make distributions with respect thereto (other than Preferred Dividends), if such dividends and distributions paid with respect to the most recent four (4) consecutive full fiscal quarters for which financial results are available, in the aggregate for such period, would exceed 95% of Adjusted Funds From Operations of the Borrower for such period. Notwithstanding the foregoing, the Borrower shall be permitted at all times to distribute whatever amount of dividends is necessary to maintain its tax status as a real estate investment trust.

7.12    No Change in Control. The Borrower will not consent to a Change in Control.

7.13    Non-Real Estate Investments. Borrower shall not make any acquisition of non-real estate related assets or service companies without the Administrative Agent’s approval. Purchases of computers, automobiles, furniture, office equipment and similar fixed assets used in the normal course of business are permitted.

7.14    Merger; Sale of Assets. The Borrower shall not, nor will it permit any of its Subsidiaries to, without prior written approval of the Administrative Agent and without providing a pro forma Compliance Certificate showing the effects of such transaction, enter into any merger (other than mergers in which such entity is the survivor and mergers of Subsidiaries as part of transactions that are Permitted Acquisitions, provided that following such merger the target entity becomes a Wholly-Owned Subsidiary of Borrower), consolidation, reorganization or liquidation, except for such transactions that occur between Wholly-Owned Subsidiaries. Neither Borrower nor any other member of the Consolidated Group, without the prior written approval of the Administrative Agent, will either (i) acquire in a single transaction real estate assets which have a value in excess of 20% of the then-current Total Asset Value or (ii) dispose of in a single transaction real estate assets which comprise 10% or more of the then-current Total Asset Value.

7.15    Acquisitions and Investments. The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or become a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:

(a)    Cash and Cash Equivalents;

(b)    Investments in Projects, Real Property Under Development, Undeveloped Land and First Mortgage Receivables, subject to the limits established in Section 7.22;

(c)    Investments in existing Subsidiaries, Investments in Subsidiaries formed for the purpose of developing or acquiring Projects, and Investments in joint ventures and partnerships engaged solely in the business of purchasing, developing, owning, operating, leasing and managing Projects;

(d)    ransactions permitted pursuant to Section 7.23;

(e)    Acquisitions of Persons whose primary operations consist of the ownership, development, operation and management of multifamily residential properties; and

(f)    Interest Rate Hedges related to hedging interest rates with respect to the Consolidated Outstanding Indebtedness or the Indebtedness of Investment Affiliates.
provided that, after giving effect to such Acquisitions and Investments, Borrower continues to comply with all its covenants herein. Acquisitions permitted pursuant to this Section 7.15 shall be deemed to be “Permitted Acquisitions”.
7.16    Liens. The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:
(a)    Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves shall have been set aside on its books, if and to the extent deemed reasonably necessary by Borrower;
(b)    Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations which are being or will timely be contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books, if and to the extent deemed reasonably necessary by Borrower;
(c)    Liens arising out of pledges or deposits under workers’ compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;
(d)    Easements, restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not materially and adversely interfere with the use thereof in the business of the Borrower or its Subsidiaries;
(e)    Liens on Projects to secure any Indebtedness to the extent such Liens will not result in an Event of Default in any of Borrower’s covenants herein.
Liens permitted pursuant to this Section 7.16 shall be deemed to be “Permitted Liens”.
7.17    Affiliates. The Borrower will not, nor will it permit any of its Subsidiaries to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate which is not a member of the Consolidated Group except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction.
7.18    Secured Indebtedness. Borrower will not allow, or permit any member of the Consolidated Group to allow, the aggregate outstanding principal amount of all of the Consolidated Group’s Secured Indebtedness (whether Recourse Indebtedness or Non‑Recourse Indebtedness) to exceed forty-five percent (45%) of the then-current Total Asset Value. The amount of the Consolidated Group’s Secured Indebtedness which is Non-Recourse Indebtedness shall be limited only by Section 7.20(a) and Section 7.20(b) and the preceding sentence of this Section 7.18.

7.19    Minimum Consolidated Tangible Net Worth. Borrower shall not permit Consolidated Tangible Net Worth to be less than $600,000,000 plus eighty-five percent (85%) of the Net Proceeds of any Equity Issuance received after the Agreement Execution Date.

7.20    Indebtedness and Cash Flow Covenants. The Borrower shall not permit:
(a)    The Leverage Ratio to be greater than 0.60:1 as of the end of any fiscal quarter;
(b)    The ratio of Consolidated Adjusted EBITDA to Consolidated Fixed Charges to be less than 1.50:1 as of the end of any fiscal quarter;
(c)    The ratio of Consolidated Unsecured Indebtedness to Unencumbered Real Property Value to be greater than 0.625:1 as of the end of any fiscal quarter;
(d)    The ratio of Unencumbered Real Property Adjusted NOI to Consolidated Interest Expense on Consolidated Unsecured Indebtedness as of the end of any fiscal quarter to be less than 2.00:1; and
(e)     The percentage of the total residential units in the Qualifying Unencumbered Projects that are physically occupied by tenants under third party occupancy leases to be less than 80% as of any date, provided however that, if and to the extent that the total percentage of residential units in the Qualifying Unencumbered Projects that are physically occupied by tenants under third party occupancy leases falls below the 80% threshold at any time, Borrower shall, within thirty (30) days from such date, either (i) add an Eligible Unencumbered Project (in accordance with Section 3.1 of this Agreement), (ii) replace a Qualifying Unencumbered Project, or (iii) remove a Qualifying Unencumbered Project (in accordance with Section 3.3 of this Agreement) in order to comply with such 80% minimum threshold.
7.21    Environmental Matters. Borrower and its Subsidiaries shall:
(a)    Comply with, and use all reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except to the extent that failure to do so could not be reasonably expected to have a Material Adverse Effect; provided that in no event shall the Borrower or its Subsidiaries be required to modify the terms of leases, or renewals thereof, with existing tenants (i) at Projects owned by the Borrower or its Subsidiaries as of the date hereof, or (ii) at Projects hereafter acquired by the Borrower or its Subsidiaries as of the date of such acquisition, to add provisions to such effect.

(b)    Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that (i) the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a Material Adverse Effect, or (ii) the Borrower has determined in good faith that contesting the same is not in the best interests of the Borrower and its Subsidiaries and the failure to contest the same could not be reasonably expected to have a Material Adverse Effect.

(c)    Defend, indemnify and hold harmless Administrative Agent and each Lender, and their respective officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Borrower, its Subsidiaries or the Projects, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. This indemnity shall continue in full force and effect regardless of the termination of this Agreement.

(d)    Defend each such indemnified party by counsel selected by Borrower, subject to the reasonable approval of the indemnified party, promptly after notice of any claims made against an indemnified party hereunder.

7.22    Permitted Investments.

(a)    The Borrower’s Investment in Real Property Under Development (with each asset valued in accordance with GAAP at cost, as incurred through the reporting date for construction in progress in the most recent quarter of the Consolidated Group for which financial results have been reported) shall not at any time exceed twenty percent (20%) of Total Asset Value.

(b)    The Borrower’s Investment in Undeveloped Land shall not at any time exceed five percent (5%) of Total Asset Value.

(c)    The Borrower’s Investment in First Mortgage Receivables (with each asset valued at the lower of its acquisition cost and its fair market value) shall not at any time exceed five percent (5%) of Total Asset Value.

(d)    The Borrower’s aggregate investment shall not exceed $50,000,000, in the aggregate, in (i) other directly owned assets that are not either income-producing, institutional-grade multifamily properties as determined by the Agent in its reasonable discretion, (ii) one of the Investments described in the above items (a)-(c), or (iii) Mezzanine Investments. For the purposes of this 7.22(d), unsecured loans and Mezzanine Investments may not exceed $30,000,000 in the aggregate at any point in time.
(e)    The Borrower’s aggregate Investment in Investment Affiliates (valued at the greater of the cash investment in that entity by the Borrower or the portion of Total Asset Value attributable to such entity or its assets as the case may be) shall not at any time exceed twenty percent (20%) of Total Asset Value.

(f)    The aggregate Investment of the Borrower in the above items (a)-(d), in the aggregate and after eliminating any duplication of Investments included in more than one of such items, shall not at any time exceed twenty-five percent (25%) of Total Asset Value.

(g)    The Borrower’s Investment in Projects (with each asset valued in accordance with GAAP at cost) that have not yet achieved a leasing level of 85% or more shall not at any time exceed five percent (5%) of Total Asset Value. In the event such 5% limitation is exceeded as of any date, any excess of the value of such Projects over 5% shall be added to and included in the calculation of the amount which is subject to the limitation imposed by Section 7.22(a) above as of such date. All such Projects that have not yet achieved a leasing level of 85% or more shall continue to be valued at cost until the earlier of (i) the end of the fiscal quarter during which such Project achieves a leasing level of 85% or more, and (ii) the end of the sixth fiscal quarter following the fiscal quarter during which a final certificate of occupancy for such Project was issued, at which time such Project shall be deemed to be a Transition Project.

For the purpose of this Section 7.22, Variable Interest Entities shall not be included in the Permitted Investments calculations set forth herein, until the earlier of (i) the date on which the Borrower or another member of the Consolidated Group or an Investment Affiliate completes the acquisition thereof, or (ii) notwithstanding the fact that such acquisition may not yet have been completed, the date on which all material construction and economic conditions to such acquisition, such as issuance of a certificate of occupancy or achievement of a certain leasing level, have been fulfilled by the seller thereof. After inclusion for purposes of the limitations in this Section 7.22 each such Variable Interest Entity shall be valued in accordance with GAAP, which value Borrower agrees is currently either (i) total cost incurred to date for any Variable Interest Entity which remains under construction or (ii) the contracted acquisition price if construction of such Variable Interest Entity has been completed.
7.23    Additional Unsecured Indebtedness. Neither Borrower nor any other member of the Consolidated Group shall incur any Indebtedness of a revolving nature other than pursuant to the Revolving Credit Agreement and corporate credit card accounts used by Borrower’s employees in the ordinary course of business. Neither Borrower nor any other member of the Consolidated Group shall incur any other non-revolving unsecured Indebtedness other than Indebtedness which does not cause any violation of the provisions of Section 7.20(c) or Section 7.20(d). Future trust preferred issuances will be permitted only to the extent they are expressly subordinate to this Facility.

7.24    Limits on Ownership Encumbrances. The Borrower will not allow, or permit any member of the Consolidated Group to allow, its direct or indirect ownership interests in any other member of the Consolidated Group or any Investment Affiliate to be encumbered to secure any Indebtedness, other than “mezzanine” Indebtedness of a member of the Consolidated Group provided that such “mezzanine” Indebtedness is either (A) Non-Recourse Indebtedness incurred for the purpose of financing the construction and development of a new Project not to exceed $10,000,000, when aggregated with all other construction and development “mezzanine” Indebtedness then outstanding or committed, so long as such Indebtedness is not cross-collateralized or cross-defaulted with other Indebtedness of any member of the Consolidated Group or (B) created in connection with Indebtedness of a direct or indirect Wholly-Owned Subsidiary of such member secured by a mortgage or deed of trust on such Wholly-Owned Subsidiary’s real Property and initially held by the lender under such secured Indebtedness or an Affiliate thereof.

ARTICLE VIII

EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall constitute an Event of Default:
8.1    Nonpayment of any principal payment due hereunder or under any Note when due.
8.2    Nonpayment of interest upon any Note or of any fee or other payment Obligations under any of the Loan Documents within five (5) Business Days after written notice from Administrative Agent that the same has become due.
8.3    The breach of any of the terms or provisions of Sections 7.2, 7.10, 7.11, 7.12, 7.18, 7.19, 7.20, 7.22, 7.23, and 7.24.
8.4    Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, or any material certificate or information delivered in connection with this Agreement or any other Loan

Document shall be materially false on the date as of which made, unless such matter is corrected within thirty (30) days after written notice of such material falsity.
8.5    The breach by the Borrower (other than a breach which constitutes an Event of Default under Section 8.1, 8.2, 8.3 or 8.4) of any of the terms or provisions of this Agreement which is not remedied within thirty (30) days after written notice to Borrower from the Administrative Agent or any Lender.
8.6    The default by the Borrower or any other member of the Consolidated Group or any Investment Affiliate in the payment of any amount due under, or the performance of any term, provision or condition contained in, any agreement with respect to (A) any Recourse Indebtedness of the Borrower or any other member of the Consolidated Group that exceeds $5,000,000 individually or in the aggregate, or (B) any Non-Recourse Indebtedness of the Borrower or any other member of the Consolidated Group or any Investment Affiliate having an outstanding principal balance in excess of $25,000,000 in the aggregate (collectively, “Material Indebtedness”) or any other event shall occur or condition exist, which causes or permits any such Material Indebtedness to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof.
8.7    Borrower or any member of the Borrower shall voluntarily (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it as a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 8.7, (vi) fail to contest in good faith any appointment or proceeding described in Section 8.8 or (vii) admit in writing its inability to pay its debts generally as they become due.
8.8    A receiver, trustee, examiner, liquidator or similar official shall be appointed for any member of the Consolidated Group or for any Substantial Portion of the Property of any member of the Consolidated Group (other than a receiver in connection with the foreclosure of any Secured Indebtedness having an outstanding principal balance of $25,000,000 or less) or a proceeding described in Section 8.7(iv) shall be instituted against any member of the Consolidated Group and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of ninety (90) consecutive days.
8.9    Any member of the Consolidated Group shall fail within sixty (60) days to pay, bond or otherwise discharge any judgments or orders for the payment of money in an amount which, when added to all other judgments or orders outstanding against Borrower, would exceed $10,000,000 in the aggregate in excess of any insurance proceeds available to pay such judgments or orders, which have not been stayed on appeal or otherwise appropriately contested in good faith.
8.10    Failure to remediate within the time period permitted by law or governmental order, after all administrative hearings and appeals have been concluded (or within a reasonable time in light of the nature of the problem if no specific time period is so established), material environmental problems at Properties owned by the Borrower or any of its Subsidiaries or Investment Affiliates if the reasonably estimated costs of remediation are in excess of $10,000,000 in the aggregate.

8.11    The occurrence of any “Event of Default” as defined in any Loan Document or the breach of any of the terms, covenants, or provisions of any Loan Document, which default or breach continues beyond any period of grace therein provided.
8.12    The Borrower, without obtaining consent of the Required Lenders, shall enter into any merger, consolidation, reorganization or liquidation or transfer or otherwise dispose of all or substantially all of their Properties, unless (a) in the case of a merger or consolidation the Borrower is the surviving entity in such merger or consolidation and (b) after giving effect to the merger, the Borrower remains in compliance with the terms of the Credit Agreement, provided that any such action shall not constitute an Event of Default unless the Borrower shall fail to reverse such action within sixty (60) days after written notice from the Administrative Agent that such action constitutes an Event of Default hereunder.
ARTICLE IX
ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

9.1    Acceleration. If any Event of Default described in Section 8.7 or 8.8 occurs with respect to the Borrower, the obligations of the Lenders to make Loans and hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender. If any other Event of Default occurs, so long as an Event of Default exists Lenders shall have no obligation to make any Loans and the Required Lenders, at any time prior to the date that such Event of Default has been fully cured, may permanently terminate the obligations of the Lenders to make Loans hereunder and declare the Obligations to be due and payable, or both, whereupon if the Required Lenders elected to accelerate (i) the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives and (ii) if any automatic or optional acceleration has occurred, the Administrative Agent, as directed by the Required Lenders (or if no such direction is given within 30 days after a request for direction, as the Administrative Agent deems in the best interests of the Lenders, in its sole discretion), shall use its good faith efforts to collect, including without limitation, by filing and diligently pursuing judicial action, all amounts owed by the Borrower and any Subsidiary Guarantor under the Loan Documents.

If, within 10 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder as a result of any Event of Default (other than any Event of Default as described in Section 8.7 or 8.8 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, all of the Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.
9.2    Amendments. Subject to the provisions of this Article IX, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Event of Default hereunder; provided, however, that no such supplemental agreement or waiver shall, without the consent of all Lenders:
(a)    Extend the Facility Termination Date, or forgive all or any portion of the principal amount of any Loan or accrued interest thereon or any fee payable to Administrative Agent for the benefit of the Lenders generally, reduce the Applicable Margins (or modify any definition herein which would have the effect of reducing the Applicable Margins) or the interest rate or underlying interest rate options, reduce any fee payable to Administrative Agent for the benefit of the Lenders generally, or extend the time of payment of any such principal, interest or fees.

(b)    Modify Section 7.20(c) or Section 7.20(d) or diminish any of the requirements for a Project to qualify as a Qualifying Unencumbered Project (or modify any other definitions herein which would have the effect of diminishing such requirements).
(c)    Release any Subsidiary Guarantor from the Subsidiary Guaranty, except as expressly provided for herein.
(d)    If any collateral shall hereafter be provided for the Obligations, release all or any portion of such collateral, except as expressly provided for herein.
(e)    Change the definition of Required Lenders.
(f)    Fund additional Advances hereunder in excess of the Aggregate Commitment.
(g)    Permit the Borrower to assign its rights under this Agreement.
(h)    Amend Sections 9.1, 9.2, or 12.2.
(i)    Waive a monetary Event of Default.
No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent. If in connection with any proposed waiver, amendment or modification referred to in Sections 9.2(a) through 9.2(h) above, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each a “Non-Consenting Lender”), then the Borrower shall have the right to replace any such Non-Consenting Lender with one or more replacement Lenders pursuant to Section 2.15. Notwithstanding anything to the contrary in this Section 9.2, no such supplemental agreement or waiver shall modify Section 7.12 or the definition of Change in Control or delete or modify the reference to Section 7.12 which is contained in Section 8.3 without the consent of Lenders in the aggregate having at least 75% of the Aggregate Commitment, or if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 75% of the aggregate unpaid principal amount of the outstanding Advances.
9.3    Preservation of Rights. No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Event of Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of an Event of Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 9.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full.

9.4    Insolvency of Borrower. In the event of the insolvency of the Borrower, the Lenders shall have no obligation to make further disbursements of the Facility, and the outstanding principal balance of the Facility, including accrued and unpaid interest thereon, shall be immediately due and payable.

ARTICLE X

GENERAL PROVISIONS

10.1    Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive delivery of the Notes and the making of the Loans herein contemplated.
10.2    Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.
10.3    No Plan Assets. None of the funds to be advanced by the Lenders under this Agreement will constitute “plan assets” within the meaning of ERISA, the Code and the respective regulations promulgated thereunder.
10.4    Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.
10.5    Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent and the Lenders and supersede all prior commitments, agreements and understandings among the Borrower, the Administrative Agent and the Lenders relating to the subject matter thereof.
10.6    Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.
10.7    Expenses; Indemnification. The Borrower shall reimburse the Administrative Agent for any reasonable costs and actual documented (reasonable evidence shall be provided for any expense over $500) out-of-pocket expenses (including, without limitation, all reasonable fees for consultants and fees and reasonable expenses for attorneys for the Administrative Agent, which attorneys may not be employees of the Administrative Agent) paid or incurred by the Administrative Agent in connection with the amendment, modification, and enforcement of the Loan Documents. The Borrower also agrees to reimburse the Administrative Agent and the Lenders for any reasonable costs, external charges and out-of-pocket expenses (including, without limitation, all fees and reasonable expenses for attorneys for the Administrative Agent and the Lenders, which attorneys may not be employees of the Administrative Agent or the Lenders) paid or incurred by the Administrative Agent or any Lender in connection with the collection and enforcement of the Loan Documents (including, without limitation, any workout). The Borrower further agrees to indemnify the Administrative Agent, each Lender and their Affiliates, and their directors and officers against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable fees and reasonable expenses for attorneys of the indemnified parties, all reasonable expenses of litigation or preparation therefor whether or not the Administrative Agent, or any Lender is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the Projects, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. The obligations of the Borrower under this Section shall survive the termination of this Agreement. Defense of any such indemnified party shall be provided by counsel selected by Borrower, subject to the reasonable approval of the indemnified party, promptly after notice to Borrower of the indemnified claims.

10.8    Electronic Document Deliveries. Documents required to be delivered pursuant to the Loan Documents shall be delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites to which the Administrative Agent and each Lender have access (including a commercial, third-party website such as www.Edgar.com <http://www.Edgar.com> or a website sponsored or hosted by the Administrative Agent or the Borrower) provided that (A) the foregoing shall not apply to notices to any Lender pursuant to Article II and (B) the Lender has not notified the Administrative Agent or Borrower that it cannot or does not want to receive electronic communications. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications. Documents or notices delivered electronically shall be deemed to have been delivered twenty-four (24) hours after the date and time on which the Administrative Agent or Borrower posts such documents or the documents become available on a commercial website and the Administrative Agent or Borrower notifies each Lender of said posting and provides a link thereto provided if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have commenced as of 9:00 a.m. on the opening of business on the next business day for the recipient. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificate to the Administrative Agent and shall deliver paper copies of any documents to the Administrative Agent or to any Lender that requests such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. Except for the Compliance Certificate Provision, the Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery. Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.

10.9    Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

10.10    Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

10.11    Nonliability of Lenders. The relationship between the Borrower, on the one hand, and the Lenders and the Administrative Agent, on the other, shall be solely that of borrower and lender. Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Administrative Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.

10.12    CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF OHIO, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

10.13    SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR OHIO STATE COURT SITTING IN CLEVELAND AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH OHIO STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE, AFTER EXPIRATION OF ANY APPEAL PERIODS APPLICABLE THERETO, AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE ISSUING LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

10.14    WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 10.13. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT ASSERT ANY SUCH DEFENSE.

10.15    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.1. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.16    WAIVER OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

ARTICLE XI

THE ADMINISTRATIVE AGENT
11.1    Appointment and Authority. Each of the Lenders hereby irrevocably appoints PNC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 11 are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

11.2    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
11.3    Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Potential Default or Event of Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and
(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.1 and 9.2) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Potential Default or Event of Default unless and until notice describing such Potential Default or Event of Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Potential Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
11.4    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

11.5    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article XI shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

11.6    Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with approval from the Borrower (so long as no Event of Default has occurred and is continuing), to appoint a successor, such approval not to be unreasonably withheld or delayed. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 11.6. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article XI and Section 10.7 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Upon the appointment of a successor Administrative Agent hereunder, such successor shall (i) succeed to all of the rights, powers, privileges and duties of PNC as the retiring Administrative Agent and PNC shall be discharged from all of its respective duties and obligations as Administrative Agent under the Loan Documents.
The Administrative Agent may be removed as administrative agent by the Required Lenders upon 30 days’ prior written notice if the Administrative Agent (i) shall have committed gross negligence or willful misconduct in the course of performing its duties hereunder or (ii) has become or is insolvent or has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.
11.7    Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

11.8    No Other Duties, etc. Anything herein to the contrary notwithstanding, neither the Syndication Agent nor the Documentation Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity as a Lender hereunder.

11.9    No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Laws.
11.10    Requests for Approval. If the Administrative Agent requests in writing the consent or approval of a Lender, such Lender shall respond and either approve or disapprove definitively in writing to the Administrative Agent within ten (10) Business Days (or sooner if such notice specifies a shorter period for responses based on Administrative Agent’s good faith determination that circumstances exist warranting its request for an earlier response) after such written request from the Administrative Agent. If the Lender does not so respond, that Lender shall be deemed to have approved the request.
11.11    Defaulting Lenders. At such time as a Lender becomes a Defaulting Lender, such Defaulting Lender’s right to vote on matters which are subject to the consent or approval of the Required Lenders, each affected Lender or all Lenders shall be immediately suspended until such time as the Lender is no longer a Defaulting Lender, except that the Commitment of the Defaulting Lender may not be increased and the Facility Termination Date may not be extended (other than extensions at Borrower’s option under Section 2.23 or extensions following Borrower’s failure to repay the outstanding Advances and all other unpaid Obligations in full on the Facility Termination Date resulting from execution of a forbearance agreement or other agreement binding the Lenders to refrain from exercising remedies), without such Defaulting Lender’s consent. If a Defaulting Lender has failed to fund its pro rata share of any Advance and until such time as such Defaulting Lender subsequently funds its pro rata share of such Advance, all Obligations owing to such Defaulting Lender hereunder shall be subordinated in right of payment, as provided in the following sentence, to the prior payment in full of all principal of, interest on and fees relating to the Loans funded by the other Lenders in connection with any such Advance in which the Defaulting Lender has not funded its pro rata share (such principal, interest and fees being referred to as “Senior Loans” for the purposes of this section). All amounts paid by Borrower or the Subsidiary Guarantors and otherwise due to be applied to the Obligations owing to such Defaulting Lender pursuant to the terms hereof shall be distributed by the Administrative Agent to the other Lenders in accordance with their respective pro rata shares (recalculated for the purposes hereof to exclude the Defaulting Lender) until all Senior Loans have been paid in full provided, however, in no event will any such distribution to the other Lenders give rise to any liability of the Borrower to the Defaulting Lender. After the Senior Loans have been paid in full equitable adjustments will be made in connection with future payments by the Borrower to the extent a portion of the Senior Loans had been repaid with amounts that otherwise would have been distributed to a Defaulting Lender but for the operation of this Section 11.11. This provision governs only the relationship among the Administrative Agent, each Defaulting Lender and the other Lenders; nothing hereunder shall limit the obligation of the Borrower to repay all Loans in accordance with the terms of this Agreement. The provisions of this section shall apply and be effective regardless of whether an Event of Default occurs and is continuing, and notwithstanding (i) any other provision of this Agreement to the contrary, (ii) any instruction of the Borrower as to its desired application of payments or (iii) the suspension of such Defaulting Lender’s right to vote on matters which are subject to the consent or approval of the Required Lenders or all Lenders.
ARTICLE XII
SETOFF; RATABLE PAYMENTS
12.1    Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, or any Event of Default occurs and is continuing, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any of its Affiliates to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender at any time prior to the date that such Event of Default has been fully cured, whether or not the Obligations, or any part hereof, shall then be due, provided that no Lender shall take such an offset if such action could reasonably be deemed to constitute an election of remedies under this Agreement that would in any way limit or impair any of the other rights and remedies of the Administrative Agent and other Lenders hereunder with respect to such Event of Default. Notwithstanding anything herein to the contrary, the consent of the Required Lenders shall be required prior to the exercise of setoff rights by any Lender.

12.2    Ratable Payments. If any Lender shall, by exercising any right of setoff, counterclaim or banker’s lien, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than the pro-rata share of the amount such Lender is entitled thereto, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
(a)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law (including court order) to be paid by the Lender or the holder making such purchase; and
(b)    the provisions of this Section 12.2 shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of the Loan Documents or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Advances to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 12.2 shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.
Any Lender that fails at any time to comply with the provisions of this Section 12.2 shall be deemed a Defaulting Lender until such time as it performs its obligations hereunder and is not otherwise a Defaulting Lender for any other reason. A Defaulting Lender shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of or relating to outstanding Loans, interest, fees or otherwise, to the remaining non-defaulting Lenders for application to, and reduction of, their respective Ratable Share of all outstanding Loans and other unpaid Obligations of any of the Loan Parties. The Defaulting Lender hereby authorizes the Administrative Agent to distribute such payments to the non-defaulting Lenders in proportion to their respective Ratable Share of all outstanding Loans and other unpaid Obligations of any of the Loan Parties to which such Lenders are entitled. A Defaulting Lender shall be deemed to have satisfied the provisions of this Section 12.2 when and if, as a result of application of the assigned payments to all outstanding Loans and other unpaid Obligations of any of the Loan Parties to the non-defaulting Lenders, the Lenders’ respective Ratable Share of all outstanding Loans and unpaid Obligations have returned to those in effect immediately prior to such violation of this Section 12.2.

ARTICLE XIII
BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
13.1Successors and Assigns Generally. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 13.2, (ii) by way of participation in accordance with the provisions of Section 13.4, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 13.6 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 13.4 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement. PNC Bank, National Association, agrees to hold no less than ten percent (10%) of the Aggregate Commitment for so long as it shall serve as the Administrative Agent hereunder. If an Event of Default should occur pursuant to the terms of this Agreement, Administrative Agent shall be allowed to transfer all of its rights and obligations hereunder.
13.2    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(a)    Minimum Amounts.
(i)in the case of an assignment of the entire remaining amount of the assigning Lender’s Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, no minimum amount need be assigned; and
(ii)in any case not described in clause (a)(i) of this Section 13.2, the aggregate amount of the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(b)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan assigned.
(c)    Required Consents. No consent shall be required for any assignment except for the consent of the Administrative Agent (which shall not be unreasonably withheld). Such consent of the Administrative Agent shall be given or withheld within ten (10) Business Days after the Administrative Agent’s receipt of a Lender’s written request for such consent. The consent of the Borrower (which shall not be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender or an Affiliate of a Lender.

(d)    Assignment and Assumption Agreement. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire provided by the Administrative Agent.
(e)    No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
(f)    No Assignment to Natural Persons. No such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 13.3, from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.4, 4.1 and 10.7 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.2 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.4. PNC agrees that if, at any time that PNC shall have made an assignment or assignments which result in PNC having no outstanding Advances hereunder, an Event of Default shall have occurred, PNC shall promptly resign as Administrative Agent and a replacement Administrative Agent shall be selected as provided in Section 11.6 above.
13.3    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain a record of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time. Such register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is in such register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
13.4    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to Sections 9.2(a) or 9.2(d). Subject to the other provisions of this Article XIII, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.4 and 4.1 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.2, provided however that if such Participant makes a claim under such Sections 4.4 or 4.1, such Participant shall be subject to replacement at the direction of the Borrower under Section 2.15 as if such Participant were a Lender. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 12.1 as though it were a Lender; provided such Participant agrees to be subject to Section 12.2 as though it were a Lender.
13.5    Limitations upon Participant Rights Successors and Assigns Generally. A Participant shall not be entitled to receive any greater payment under Sections 4.1, 4.2 or 10.7 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 4.2 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 4.2 as though it were a Lender.
13.6    Certain Pledges; Successors and Assigns Generally. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
13.7    Confidentiality.
(a)    General. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the consent of the Borrower or (viii) to the extent such Information (Y) becomes publicly available other than as a result of a breach of this Section or (Z) becomes available to the Administrative Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or the other Loan Parties. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)    Sharing Information With Affiliates of the Lenders. Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each of the Loan Parties hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement to any such Subsidiary or Affiliate subject to the provisions of this Section 13.7.

ARTICLE XIV

NOTICES
14.1Giving Notice. All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by telex or by facsimile and addressed or delivered to such party at its address set forth below its signature hereto or at such other address (or to counsel for such party) as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by telex or facsimile, shall be deemed given when transmitted (answerback confirmed in the case of telexes).
14.2    Change of Address. The Borrower, the Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.
ARTICLE XV
PATRIOT ACT
Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Loan Parties that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of Loan Parties and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Loan Parties in accordance with the USA Patriot Act.
ARTICLE XVI
COUNTERPARTS
This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof including any prior confidentiality agreements and commitments. Except as provided in Article V, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

IN WITNESS WHEREOF, the Borrower, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

ASSOCIATED ESTATES REALTY CORPORATION,
an Ohio corporation

By:	/s/ Lou Fatica
Name:	Lou Fatica
Title:	Senior Vice President and CFO

1 AEC Parkway
Richmond Heights, OH 44143
Attention:	Vice President and General Counsel
Telephone:	(216) 797-8785
Facsimile:	(216) 797-8719

COMMITMENT:	PNC BANK, NATIONAL ASSOCIATION
$30,000,000	Individually and as Administrative Agent

	By:	/s/ John E. Wilgus, II
	Name:	John E. Wilgus, II
	Title:	Senior Vice President

PNC Real Estate
1900 East Ninth Street 22nd Floor
Mail Stop: B7-YB13-22-1
Cleveland, OH 44114
	Phone:	216-222-6032
	Facsimile:	216-222-6070
	Attention:	John E. Wilgus, II
Senior Vice President
Real Estate Banking

COMMITMENT:	WELLS FARGO BANK, N.A., individually and as

$30,000,000	Syndication Agent

By:    /s/ Sam Supple
Name:    Sam Supple
Title:    Senior Vice President

Wells Fargo REIT Finance Group
10 S. Wacker Dr.
Suite 3200
Chicago, IL 60606
Phone:  312-269-4817
Facsimile: 312-782-0969

COMMITMENT:	U.S. BANK NATIONAL ASSOCIATION,
$25,000,000	a national banking association, individually
and as Documentation Agent

	By:	/s/ Curt M. Steiner
	Name:	Curt M. Steiner
	Title:	Senior Vice President

U.S. Bank National Association
209 South LaSalle Street, Suite 210
Chicago, IL 60604
	Attention:	Curt M. Steiner, Senior Vice President
	Phone:	312-325-8756
	Facsimile:	312-325-8853

COMMITMENT:	RAYMOND JAMES BANK, N.A.
$13,750,000

By:    /s/ Alexander L. Rody
Name:     Alexander L. Rody
Title:    Senior Vice President
710 Carillon Parkway
St. Petersburg, FL 33716
Attention:    James M. Armstrong
Phone:     727-567-7919
Facsimile:     866-205-1396

COMMITMENT:	CITIZENS BANK NATIONAL ASSOCIATION,

$13,750,000	Successor to:
RBS CITIZENS, N.A. d/b/a CHARTER ONE,
Individually and as Co-Documentation Agent

By:    /s/ Donald W. Woods
Name:    Donald W. Woods
Title:    Senior Vice President
1215 Superior Avenue, OH S675
Cleveland, OH 44114
Attention:    Samuel A. Bluso
Phone:        216-277-0388
Facsimile:    216-277-4600

COMMITMENT:	CITIBANK, N.A.
$12,500,000

By:    /s/ John C. Rowland
Name:    John C. Rowland
Title:    Vice President

Citibank, N.A.
388 Greenwich Street, 23rd Floor
New York, NY 10013
Attention:      Bryce Hong
Phone:        212-723-6951
Facsimile:     646-688-2052

COMMITMENT:	BANK OF AMERICA, N.A.,
$25,000,000
By:    /s/ Michael W. Edwards
Name:    Michael W. Edwards
Title:    Senior Vice President
Bank of America, N.A.
135 South LaSalle Street, Suite 611
Chicago, IL 60603
Attention:    Thomas W. Nowak
Phone:        (312) 828-4353
Facsimile:    (312) 453-6586

EXHIBIT A

FORM OF NOTE

____________, 20____

Associated Estates Realty Corporation, a corporation organized under the laws of the State of Ohio (the “Borrower”), promises to pay to the order of _________________________ (the “Lender”) the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Article II of the Term Loan Agreement (as the same may be amended or modified, the “Agreement”) hereinafter referred to, in immediately available funds at the main office of PNC Bank, National Association in Cleveland, Ohio, as Administrative Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay remaining unpaid principal of and accrued and unpaid interest on the Loans in full on the Facility Termination Date or such earlier date as may be required under the Agreement.
The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.
This Note is one of the Notes issued pursuant to, and is entitled to the benefits of the Amended and Restated Term Loan Agreement, dated as of [____________], 2014 among the Borrower, PNC Bank, National Association, individually and as Administrative Agent, and the other Lenders named therein, to which Agreement, as it may be amended from time to time, reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.
If there is an Event of Default under the Agreement or any other Loan Document and Administrative Agent exercises the remedies provided under the Agreement and/or any of the Loan Documents for the Lenders, then in addition to all amounts recoverable by the Administrative Agent and the Lenders under such documents, the Administrative Agent and the Lenders shall be entitled to receive reasonable attorneys fees and expenses incurred by the Administrative Agent and the Lenders in connection with the exercise of such remedies.
Borrower and all endorsers severally waive presentment, protest and demand, notice of protest, demand and of dishonor and nonpayment of this Note, and any and all lack of diligence or delays in collection or enforcement of this Note, and expressly agree that this Note, or any payment hereunder, may be extended from time to time, and expressly consent to the release of any party liable for the obligation secured by this Note, the release of any of the security for this Note, the acceptance of any other security therefor, or any other indulgence or forbearance whatsoever, all without notice to any party and without affecting the liability of the Borrower and any endorsers hereof.
This Note shall be governed and construed under the internal laws of the State of Ohio.
BORROWER AND LENDER, BY ITS ACCEPTANCE HEREOF, EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS NOTE OR ANY OTHER LOAN DOCUMENT OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP WHICH IS THE

SUBJECT OF THIS NOTE AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A JUDGE AND NOT BEFORE A JURY.
ASSOCIATED ESTATES REALTY CORPORATION,
an Ohio corporation

By:
Name:
Title:

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL
TO
NOTE OF ASSOCIATED ESTATES REALTY CORPORATION
DATED ___________, 20__

Maturity
	Principal	Maturity	Principal
	Amount of	of Interest	Amount	Unpaid
Date	Loan	Period	Paid	Balance

EXHIBIT B

COMPLIANCE CERTIFICATE

PNC Bank, National Association, as Administrative Agent
Investment Real Estate
1900 East Ninth Street - 22nd Floor
Mail Stop: B7-YB13-22-1
Cleveland, OH 44114

Re:	(1)
Amended and Restated Term Loan Agreement dated as of [__________], 2014 (as may be amended, modified, supplemented, restated, or renewed, from time to time, the “Term Agreement”) between ASSOCIATED ESTATES REALTY CORPORATION (the “Borrower”), and PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent for itself and the other lenders parties thereto from time to time (“Term Lenders”).

(2)
Second Amended and Restated Credit Agreement dated as of [__________], 2014 (as it may have been or may hereafter be amended, modified, supplemented, restated, or renewed, from time to time, together with the Term Agreement, the “Agreement”) between ASSOCIATED ESTATES REALTY CORPORATION (the “Borrower”), and PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent for itself and the other lenders parties thereto from time to time (together with the Term Lenders, the “Lenders”).”

Reference is made to the Agreement. Capitalized terms used in this Certificate (including schedules and other attachments hereto, this “Certificate”) without definition have the meanings specified in the Agreement.
Pursuant to applicable provisions of the Agreement, Borrower hereby certifies to the Lenders that the information furnished in the attached schedules, including, without limitation, each of the calculations listed below are true, correct and complete in all material respects as of the last day of the fiscal periods subject to the financial statements and associated covenants being delivered to the Lenders pursuant to the Agreement together with this Certificate (such statements the “Financial Statements” and the periods covered thereby the “reporting period”) and for such reporting periods.
The Borrower hereby further certifies to the Lenders that:
1.    Compliance with Financial Covenants. Schedule A attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.
2.    Review of Condition. The Borrower has reviewed the terms of the Agreement, including, but not limited to, the representations and warranties of the Borrower set forth in the Agreement and the covenants of the Borrower set forth in the Agreement, and has made, or caused to be made under his or her supervision, a review in reasonable detail of the transactions and condition of the Borrower through the reporting periods.

3.    Representations and Warranties. To the Borrower’s actual knowledge, the representations and warranties of the Borrower contained in the Loan Documents, including those contained in the Agreement, are true and accurate in all material respects as of the date hereof and were true and accurate in all material respects at all times during the reporting period except as expressly noted on Schedule B hereto.
4.    Covenants. To the Borrower’s actual knowledge, during the reporting period, the Borrower observed and performed all of the respective covenants and other agreements under the Agreement and the Loan Documents, and satisfied each of the conditions contained therein to be observed, performed or satisfied by the Borrower, except as expressly noted on Schedule B hereto.
5.    No Default. To the Borrower’s actual knowledge, no Event of Default exists as of the date hereof or existed at any time during the reporting period, except as expressly noted on Schedule B hereto.
IN WITNESS WHEREOF, this Certificate is executed by the undersigned this ___ day of [________, 20_____].
ASSOCIATED ESTATES REALTY CORPORATION,
an Ohio corporation

By:
Name:
Title:

SCHEDULE A

FINANCIAL DATA AND COMPUTATIONS

EXHIBIT C

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Term Loan Agreement identified below (as amended, the “Term Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Term Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Term Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swing loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Term Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.
1.    Assignor:            ______________________________
2.    Assignee:            ______________________________
[and is an Affiliate of [identify Lender]1]

3.	Borrower(s): ______________________________
4.    Administrative Agent:        ______________________, as the administrative agent under
the Term Loan Agreement
5.    Term Loan Agreement:        The Amended and Restated Term Loan Agreement dated as of
[__________], 2014 among     Associated Estates Realty
Corporation, the Lenders parties thereto, PNC Bank,
National Association, as Administrative     Agent, and the other
agents parties thereto

1 Select as applicable.

6.     Assigned Interest:

Facility Assigned	Aggregate Amount of Loans for all Lenders*	Amount of Loans Assigned*	Percentage Assigned of Loans [2]
	$	$	%
	$	$	%
	$	$	%

[7.    Trade Date:            ]3

*	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[2]	Set forth, to at lease 10 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[3]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR
[NAME OF ASSIGNOR]

By:______________________________
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:______________________________
Title:
[Consented to and]4 Accepted:

PNC Bank, National Association,
as Administrative Agent

By_________________________________
Title:

[Consented to:]5

Associated Estates Realty Corporation

By________________________________
Title:

4 To be added only if the consent of the Administrative Agent is required by the terms of the Term Loan Agreement.
5 To be added only if the consent of the Borrower and/or other parties is required by the terms of the Term Loan Agreement.

ANNEX 1

[__________________]6
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1. Representations and Warranties.
1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Term Loan Agreement or any other Loan Document7, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Term Loan Agreement, (ii) it meets all requirements of an Eligible Assignee under the Term Loan Agreement (subject to receipt of such consents as may be required under the Term Loan Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Term Loan Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Term Loan Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender8, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Term Loan Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.9

6 Describe Term Loan Agreement at option of Administrative Agent.
7 The term “Loan Document” should be conformed to that used in the Term Loan Agreement.
8 The concept of “Foreign Lender” should be conformed to the section in the Credit Agreement governing withholding taxes and gross-up
9 The Administrative Agent should consider whether this method conforms to its systems. In some circumstances, the following alternative language may be appropriate: “From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.”

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT D

SUBSIDIARY GUARANTY
This Guaranty is made as of [________] by the parties identified in the signature pages thereto, and any joinder to this Guaranty hereafter delivered (collectively, the “Subsidiary Guarantors”), to and for the benefit of PNC Bank, National Association, individually (“PNC”) and as administrative agent (“Administrative Agent”) for itself and the lenders under the Term Loan Agreement (as defined below) and their respective successors and assigns (collectively, the “Lenders”).
RECITALS
A.    Associated Estates Realty Corporation, a corporation organized under the laws of the State of Ohio (“Borrower”), and Subsidiary Guarantors have requested that the Lenders make a term loan available to Borrower in an aggregate principal amount of $150,000,000 (the “Facility”).
B.    The Lenders have agreed to make available the Facility to Borrower pursuant to the terms and conditions set forth in an Amended and Restated Term Loan Agreement, dated as of [_________], 2014, by and among Borrower, PNC, individually, and as Administrative Agent, and the Lenders named therein (as amended, modified or restated from time to time, the “Term Loan Agreement”). All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Term Loan Agreement.
C.    Borrower has executed and delivered or will execute and deliver to the Lenders promissory notes in the principal amount of each Lender’s Loan as evidence of Borrower’s indebtedness to each such Lender with respect to the Facility (the promissory notes described above, together with any amendments or allonges thereto, or restatements, replacements or renewals thereof, and/or new promissory notes to new Lenders under the Term Loan Agreement, are collectively referred to herein as the “Notes”).
D.    Subsidiary Guarantors are subsidiaries of Borrower. Subsidiary Guarantors acknowledge that the extension of credit by the Administrative Agent and the Lenders to Borrower pursuant to the Term Loan Agreement will benefit Subsidiary Guarantors by making funds available to Subsidiary Guarantors through Borrower and by enhancing the financial strength of the consolidated group of which Subsidiary Guarantors and Borrower are members. The execution and delivery of this Guaranty by Subsidiary Guarantors are conditions precedent to the performance by the Lenders of their obligations under the Term Loan Agreement.
AGREEMENTS
NOW, THEREFORE, Subsidiary Guarantors, in consideration of the matters described in the foregoing Recitals, which Recitals are incorporated herein and made a part hereof, and for other good and valuable consideration, hereby agree as follows:
1.    Subsidiary Guarantors absolutely, unconditionally, and irrevocably guaranty to each of the Lenders:
(a)    the full and prompt payment of the principal of and interest on the Notes when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, and the prompt payment of all sums which may now be or may hereafter become due and owing under the Notes, the Term Loan Agreement, and the other Loan Documents;

(b)    the payment of all Enforcement Costs (as hereinafter defined in Paragraph 7 hereof); and
(c)    the full, complete, and punctual observance, performance, and satisfaction of all of the obligations, duties, covenants, and agreements of Borrower under the Term Loan Agreement and the Loan Documents.
All amounts due, debts, liabilities, and payment obligations described in subparagraphs (a) and (b) of this Paragraph 1 are referred to herein as the “Facility Indebtedness.” All obligations described in subparagraph (c) of this Paragraph 1 are referred to herein as the “Obligations.” Subsidiary Guarantors and Lenders agree that Subsidiary Guarantors’ obligations hereunder shall not exceed the greater of: (i) the aggregate amount of all monies received, directly or indirectly, by Subsidiary Guarantors from Borrower after the date hereof (whether by loan, capital infusion or other means), or (ii) the maximum amount of the Facility Indebtedness not subject to avoidance under Title 11 of the United States Code, as same may be amended from time to time, or any applicable state law (the “Bankruptcy Code”). To that end, to the extent such obligations would otherwise be subject to avoidance under the Bankruptcy Code if Subsidiary Guarantors are not deemed to have received valuable consideration, fair value or reasonably equivalent value for its obligations hereunder, each Subsidiary Guarantor’s obligations hereunder shall be reduced to that amount which, after giving effect thereto, would not render such Subsidiary Guarantor insolvent, or leave such Subsidiary Guarantor with an unreasonably small capital to conduct its business, or cause such Subsidiary Guarantor to have incurred debts (or intended to have incurred debts) beyond its ability to pay such debts as they mature, as such terms are determined, and at the time such obligations are deemed to have been incurred, under the Bankruptcy Code. In the event a Subsidiary Guarantor shall make any payment or payments under this Guaranty each other Subsidiary Guarantor of the Facility Indebtedness shall contribute to such Subsidiary Guarantor an amount equal to such non-paying Subsidiary Guarantor’s pro rata share (based on their respective maximum liabilities hereunder) of such payment or payments made by such Subsidiary Guarantor, provided that such contribution right shall be subordinate and junior in right of payment in full of all the Facility Indebtedness to Lenders.
2.    In the event of any default by Borrower in making payment of the Facility Indebtedness, or in performance of the Obligations, as aforesaid, in each case beyond the expiration of any applicable grace period, Subsidiary Guarantors agree, on demand by the Administrative Agent or the holder of a Note, to pay all the Facility Indebtedness and to perform all the Obligations as are then or thereafter become due and owing or are to be performed under the terms of the Notes, the Term Loan Agreement, and the other Loan Documents.
3.    Subsidiary Guarantors do hereby waive (i) notice of acceptance of this Guaranty by the Administrative Agent and the Lenders and any and all notices and demands of every kind which may be required to be given by any statute, rule or law, (ii) any defense, right of set-off or other claim which Subsidiary Guarantors may have against Borrower or which Subsidiary Guarantors or Borrower may have against the Administrative Agent or the Lenders or the holder of a Note, (iii) presentment for payment, demand for payment (other than as provided for in Paragraph 2 above), notice of nonpayment (other than as provided for in Paragraph 2 above) or dishonor, protest and notice of protest, diligence in collection and any and all formalities which otherwise might be legally required to charge Subsidiary Guarantors with liability, (iv) any failure by the Administrative Agent and the Lenders to inform Subsidiary Guarantors of any facts the Administrative Agent and the Lenders may now or hereafter know about Borrower, the Facility, or the transactions contemplated by the Term Loan Agreement, it being understood and agreed that the Administrative Agent and the Lenders have no duty so to inform and that Subsidiary Guarantors are fully responsible for being and remaining informed by Borrower of all circumstances bearing on the existence or creation, or the risk of nonpayment of the Facility Indebtedness or the risk of nonperformance of the Obligations, and (v) any and all right to cause a marshalling of assets of Borrower or any other action by any court or governmental body with respect thereto, or to cause the Administrative Agent and the Lenders to proceed against any other security given to a Lender in connection with the Facility Indebtedness or the Obligations. Credit may be granted or continued from time to time by the Lenders to Borrower without notice to or authorization from Subsidiary Guarantors, regardless of the financial or other condition of Borrower at the time of any such grant or continuation. The Administrative Agent and the Lenders shall have no obligation to disclose or discuss with Subsidiary Guarantors the Lenders’ assessment of the financial condition of Borrower. Subsidiary Guarantors acknowledge that no representations of any kind whatsoever have been made by the Administrative Agent and the Lenders to Subsidiary Guarantors. No modification or waiver of any of the provisions of this Guaranty shall be binding upon the Administrative Agent and the Lenders except as expressly set forth in a writing duly signed and delivered on behalf of the Administrative Agent and the Lenders. Subsidiary Guarantors further agree that any exculpatory language contained in the Term Loan Agreement, the Notes, and the other Loan Documents shall in no event apply to this Guaranty, and will not prevent the Administrative Agent and the Lenders from proceeding against Subsidiary Guarantors to enforce this Guaranty.
4.    Subsidiary Guarantors further agree that Subsidiary Guarantors’ liability as guarantor shall in no way be impaired by any renewals or extensions which may be made from time to time, with or without the knowledge or consent of Subsidiary Guarantors of the time for payment of interest or principal under a Note or by any forbearance or delay in collecting interest or principal under a Note, or by any waiver by the Administrative Agent and the Lenders under the Term Loan Agreement, or any other Loan Documents, or by the Administrative Agent or the Lenders’ failure or election not to pursue any other remedies they may have against Borrower, or by any change or modification in a Note, the Term Loan Agreement, or any other Loan Documents, or by the acceptance by the Administrative Agent or the Lenders of any security or any increase, substitution or change therein, or by the release by the Administrative Agent and the Lenders of any security or any withdrawal thereof or decrease therein, or by the application of payments received from any source to the payment of any obligation other than the Facility Indebtedness, even though a Lender might lawfully have elected to apply such payments to any part or all of the Facility Indebtedness, it being the intent hereof that Subsidiary Guarantors shall remain liable as principal for payment of the Facility Indebtedness and performance of the Obligations until all indebtedness has been paid in full and the other terms, covenants and conditions of the Term Loan Agreement, and other Loan Documents and this Guaranty have been performed, notwithstanding any act or thing which might otherwise operate as a legal or equitable discharge of a surety. Subsidiary Guarantors further understand and agree that the Administrative Agent and the Lenders may at any time enter into agreements with Borrower to amend and modify a Note, the Term Loan Agreement or any of the other Loan Documents, or any other documents related thereto, and may waive or release any provision or provisions of a Note, the Term Loan Agreement, or any other Loan Document and, with reference to such instruments, may make and enter into any such agreement or agreements as the Administrative Agent, the Lenders and Borrower may deem proper and desirable, without in any manner impairing this Guaranty or any of the Administrative Agent and the Lenders’ rights hereunder or any of Subsidiary Guarantors’ obligations hereunder.
5.    This is an absolute, unconditional, complete, present and continuing guaranty of payment and performance and not of collection. Subsidiary Guarantors agree that its obligations hereunder shall be joint and several with any and all other guarantees given in connection with the Facility from time to time. Subsidiary Guarantors agree that this Guaranty may be enforced by the Administrative Agent and the Lenders without the necessity at any time of resorting to or exhausting any security or collateral, if any, given in connection herewith or with a Note, the Term Loan Agreement, or any of the other Loan Documents or by or resorting to any other guaranties, and Subsidiary Guarantors hereby waive the right to require the

Administrative Agent and the Lenders to join Borrower in any action brought hereunder or to commence any action against or obtain any judgment against Borrower or to pursue any other remedy or enforce any other right. Subsidiary Guarantors further agree that nothing contained herein or otherwise shall prevent the Administrative Agent and the Lenders from pursuing concurrently or successively all rights and remedies available to them at law and/or in equity or under a Note, the Term Loan Agreement or any other Loan Documents, and the exercise of any of their rights or the completion of any of their remedies shall not constitute a discharge of any of Subsidiary Guarantors’ obligations hereunder, it being the purpose and intent of Subsidiary Guarantors that the obligations of such Subsidiary Guarantors hereunder shall be primary, absolute, independent and unconditional under any and all circumstances whatsoever. Neither Subsidiary Guarantors’ obligations under this Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by any impairment, modification, change, release or limitation of the liability of Borrower under a Note, the Term Loan Agreement or any other Loan Document or by reason of Borrower’s bankruptcy or by reason of any creditor or bankruptcy proceeding instituted by or against Borrower. This Guaranty shall continue to be effective and be deemed to have continued in existence or be reinstated (as the case may be) if at any time payment of all or any part of any sum payable pursuant to a Note, the Term Loan Agreement or any other Loan Document is rescinded or otherwise required to be returned by the payee upon the insolvency, bankruptcy, or reorganization of the payor, all as though such payment to such Lender had not been made, regardless of whether such Lender contested the order requiring the return of such payment. The obligations of Subsidiary Guarantors pursuant to the preceding sentence shall survive any termination, cancellation, or release of this Guaranty.
6.    This Guaranty shall be assignable by a Lender to any assignee of all or a portion of such Lender’s rights under the Loan Documents.
7.    If: (i) this Guaranty, a Note, or any of the Loan Documents are placed in the hands of an attorney for collection or is collected through any legal proceeding; (ii) an attorney is retained to represent the Administrative Agent or any Lender in any bankruptcy, reorganization, receivership, or other proceedings affecting creditors’ rights and involving a claim under this Guaranty, a Note, the Term Loan Agreement, or any Loan Document; (iii) an attorney is retained to enforce any of the other Loan Documents or to provide advice or other representation with respect to the Loan Documents in connection with an enforcement action or potential enforcement action; or (iv) an attorney is retained to represent the Administrative Agent or any Lender in any other legal proceedings whatsoever in connection with this Guaranty, a Note, the Term Loan Agreement, any of the Loan Documents, or any property subject thereto (other than any action or proceeding brought by any Lender or participant against the Administrative Agent alleging a breach by the Administrative Agent of its duties under the Loan Documents), then Subsidiary Guarantors shall pay to the Administrative Agent or such Lender upon demand all reasonable attorney’s fees, costs and expenses, including, without limitation, court costs, filing fees and all other costs and expenses incurred in connection therewith (all of which are referred to herein as “Enforcement Costs”), in addition to all other amounts due hereunder.
8.    The parties hereto intend that each provision in this Guaranty comports with all applicable local, state and federal laws and judicial decisions. However, if any provision or provisions, or if any portion of any provision or provisions, in this Guaranty is found by a court of law to be in violation of any applicable local, state or federal ordinance, statute, law, administrative or judicial decision, or public policy, and if such court should declare such portion, provision or provisions of this Guaranty to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that such portion, provision or provisions shall be given force to the fullest possible extent that they are legal, valid and enforceable, that the remainder of this Guaranty shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion, provision or provisions were not contained therein, and that the rights, obligations and interest of the Administrative Agent and the Lender or the holder of a Note under the remainder of this Guaranty shall continue in full force and effect.
9.    Any indebtedness of Borrower to Subsidiary Guarantors now or hereafter existing is hereby subordinated to the Facility Indebtedness.  Subsidiary Guarantors will not seek, accept, or retain for Subsidiary Guarantors’ own account, any payment from Borrower on account of such subordinated debt at any time when an Event of Default or Potential Default exists under the Term Loan Agreement or the Loan Documents, and any such payments to Subsidiary Guarantors made while any Event of Default or Potential Default then exists under the Term Loan Agreement or the Loan Documents on account of such subordinated debt shall be collected and received by Subsidiary Guarantors in trust for the Lenders and shall be paid over to the Administrative Agent on behalf of the Lenders on account of the Facility Indebtedness without impairing or releasing the obligations of Subsidiary Guarantors hereunder. Subsidiary Guarantors also agree not to incur any “Indebtedness” (as defined in the Agreement) not permitted to be incurred by the owner of a “Qualifying Unencumbered Project” (as defined in the Agreement).
10.    Subsidiary Guarantors hereby subordinate to the Facility Indebtedness any and all claims and rights, including, without limitation, subrogation rights, contribution rights, reimbursement rights and set-off rights, which Subsidiary Guarantors may have against Borrower arising from a payment made by Subsidiary Guarantors under this Guaranty and agree that, until the entire Facility Indebtedness is paid in full, not to assert or take advantage of any subrogation rights of Subsidiary Guarantors or the Lenders or any right of Subsidiary Guarantors or the Lenders to proceed against (i) Borrower for reimbursement, or (ii) any other guarantor or any collateral security or guaranty or right of offset held by the Lenders for the payment of the Facility Indebtedness and performance of the Obligations, nor shall Subsidiary Guarantors seek or be entitled to seek any contribution or reimbursement from Borrower or any other guarantor in respect of payments made by Subsidiary Guarantors hereunder. It is expressly understood that the agreements of Subsidiary Guarantors set forth above constitute additional and cumulative benefits given to the Lenders for their security and as an inducement for their extension of credit to Borrower.
11.    Any amounts received by a Lender from any source on account of any indebtedness may be applied by such Lender toward the payment of such indebtedness, and in such order of application, as a Lender may from time to time elect.
12.    Subsidiary Guarantors hereby submit to personal jurisdiction in the State of Ohio for the enforcement of this Guaranty and waive any and all personal rights to object to such jurisdiction for the purposes of litigation to enforce this Guaranty. Subsidiary Guarantors hereby consent to the jurisdiction of either the Ohio state courts or the United States District Courts in the state of Ohio, in any action, suit, or proceeding which the Administrative Agent or a Lender may at any time wish to file in connection with this Guaranty or any related matter. Subsidiary Guarantors hereby agree that an action, suit, or proceeding to enforce this Guaranty may be brought in any state or federal court in the State of Ohio and hereby waives any objection which Subsidiary Guarantors may have to the laying of the venue of any such action, suit, or proceeding in any such court; provided, however, that the provisions of this Paragraph shall not be deemed to preclude the Administrative Agent or a Lender from filing any such action, suit, or proceeding in any other appropriate forum.
13.    All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by telex or by facsimile and addressed or delivered to such party at its address set forth below or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted. Notice may be given as follows:

To Subsidiary Guarantors:
c/o Associated Estates Realty Corporation
1 AEC Parkway
Richmond Heights, OH 44143
Attention:     Lou Fatica
Senior Vice President & CFO
Telephone:     (216) 797-8779
Facsimile:     (216) 261-3902

With a copy to:
Associated Estates Realty Corporation
1 AEC Parkway
Richmond Heights, OH 44143
Attention:     General Counsel
Telephone:     (216) 797-8714
Facsimile:     (216) 797-8719

To PNC Bank, National Association as Administrative Agent and as a Lender:
PNC Bank, National Association
PNC Real Estate
1900 East Ninth Street - 22nd Floor
Mail Stop: B7-YB13-22-1
Cleveland, OH 44114
Telephone:     (216) 222-6032
Facsimile:     (216) 222-6070
Attention:    John E. Wilgus, II
Senior Vice President

With a copy to:
PNC Bank, National Association
Agency Services
500 First Avenue, 4th Floor
Pittsburgh, PA 15219
Attention:     Sharon Turner
Telephone:     (412) 762-4532
Facsimile:     (412) 705-2006

With a copy to:
Dentons US LLP
233 South Wacker Drive, Suite 7800
Chicago, IL 60606
Attention:     Patrick G. Moran, Esq.
Telephone:     (312) 876-8132
Facsimile:     (312) 876-7934

If to any other Lender, to its address set forth in the Term Loan Agreement.
14.    This Guaranty shall be binding upon the heirs, executors, legal and personal representatives, successors and assigns of Subsidiary Guarantors and shall inure to the benefit of the Administrative Agent and the Lenders’ successors and assigns.
15.    This Guaranty shall be construed and enforced under the internal laws of the State of Ohio.
16.    SUBSIDIARY GUARANTORS, THE ADMINISTRATIVE AGENT AND THE LENDERS, BY THEIR ACCEPTANCE HEREOF, EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP WHICH IS THE SUBJECT OF THIS GUARANTY AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
17.    From time to time, additional parties may execute a joinder substantially in the form of Exhibit A hereto, and thereby become a party to this Guaranty. From and after delivery of such joinder, the Subsidiary delivering such joinder shall be a Subsidiary Guarantor, and be bound by all of the terms and provisions of this Guaranty.
[Signature page intentionally left blank.]

IN WITNESS WHEREOF, Subsidiary Guarantors have delivered this Guaranty in the State of Ohio as of the date first written above.

[TBD]

EXHIBIT A TO SUBSIDIARY GUARANTY
FORM OF JOINDER TO GUARANTY
THIS JOINDER is executed as of [_________, 201_] by the undersigned, each of which hereby agrees as follows:
1.    All capitalized terms used herein and not defined in this Joinder shall have the meanings provided in that certain Subsidiary Guaranty (the “Guaranty”) dated as of [_________] executed for the benefit of PNC Bank, National Association, as agent for itself and certain other lenders, with respect to a loan from the Lenders to Associated Estates Realty Corporation (“Borrower”).
2.    As required by the Term Loan Agreement described in the Guaranty, each of the undersigned is executing this Joinder to become a party to the Guaranty.
3.    Each and every term, condition, representation, warranty, and other provision of the Guaranty, by this reference, is incorporated herein as if set forth herein in full and the undersigned agrees to fully and timely perform each and every obligation of a Subsidiary Guarantor under such Guaranty.

[SUBSIDIARY GUARANTOR]

FEIN NO._________________

By:
Name:
Its:

EXHIBIT E
FORM OF OPINION OF BORROWER’S COUNSEL
July 25, 2014
To the Lenders and the Agent
Referred to Below
c/o PNC Bank, National Association
1900 East Ninth Street - 22nd Floor
Mail Stop: B7-YB13-22-1
Cleveland, Ohio 44114

Re: Associated Estates Realty Corporation
Ladies and Gentlemen:
We have acted as special Ohio counsel for Associated Estates Realty Corporation, an Ohio corporation (the “Company”), in connection with the Amended and Restated Term Loan Agreement, dated as of the date hereof (the “Financing Agreement”), among the Company, the financial institutions listed on the signature pages thereof (the “Lenders”) and PNC Bank, National Association, as administrative agent for the Lenders (in such capacity, the “Agent”). This opinion letter is delivered to you pursuant to Section 5.1(f) of the Financing Agreement. Capitalized terms used herein and not otherwise defined herein have the meanings assigned to such terms in the Financing Agreement. The Uniform Commercial Code, as amended and in effect in the State of Ohio on the date hereof, is referred to herein as the “UCC.” With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent, if any, otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of the assumptions or items upon which we have relied.
In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed necessary for the purposes of such opinions. We have examined, among other documents, the following:
(1)    an executed copy of the Financing Agreement;

(2)    an executed copy of each of the Notes (the “Notes”);

(3)    the Officer’s Certificate of the Company delivered to us in connection with this opinion letter, a copy of which is attached hereto as Exhibit A (the “Officer’s Certificate”);

(4)    a copy of the Articles of Incorporation of the Company certified by the Secretary of State of the State of Ohio on July 21, 2014 and certified to us by an officer of the Company as being complete and correct and in full force and effect as of the date hereof (the “Certified Organizational Document”); and

(5)    a copy of a certificate, dated July 24, 2014, of the Secretary of State of the State of Ohio as to the existence and good standing of the Company in the State of Ohio as of such date (the “Good Standing Certificate”).

The documents referred to in items (1) and (2) above are referred to herein collectively as the “Documents.”
In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, representations and warranties contained in the Documents, the other Loan Documents and certificates and oral or written statements and other information of or from representatives of the Company and others and assume compliance on the part of the Company with its covenants and agreements contained therein. In connection with the opinions expressed in the first sentence of paragraph (a) below, we have relied solely upon the Good Standing Certificate as to the factual matters and legal conclusions set forth therein. With respect to the opinions expressed in clauses (ii) and (iv)(A) of paragraph (b) below, our opinions are limited to only those laws and regulations that, in our experience, are normally applicable to transactions of the type contemplated by the Documents.
Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:
(a)    The Company is a corporation existing in good standing under the laws of the State of Ohio. The Company has the corporate power and authority (i) to conduct its business substantially as described in the Officer’s Certificate and (ii) to enter into and to incur and perform its obligations under the Documents.

(b)    The execution and delivery to the Agent and the Lenders by the Company of the Documents and the performance by the Company of its payment obligations thereunder (i) have been authorized by all necessary corporate action by the Company and (ii) do not require under present law, or present regulation of any governmental agency or authority, of the State of Ohio or the United States of America any filing or registration by the Company with, or approval or consent to the Company of, any governmental agency or authority of the State of Ohio or the United States of America that has not been made or obtained except those required in the ordinary course of business in connection with the performance by the Company of its obligations under certain covenants contained in the Documents and (iii) do not contravene any provision of the Articles of Incorporation or Bylaws of the Company and (iv) do not violate (A) any present law, or present regulation of any governmental agency or authority, of the State of Ohio or the United States of America applicable to the Company or its property or (B) any agreement binding upon the Company or its property that is listed on Annex I to the Officer’s Certificate or any court decree or order binding upon the Company or its property that is listed on Annex II to the Officer’s Certificate (this opinion being limited in that we express no opinion with respect to any violation not readily ascertainable from the face of any such agreement, decree or order, or arising under or based upon any cross default provision insofar as it relates to a default under an agreement not so identified to us, or arising under or based upon any covenant of a financial or numerical nature or requiring computation) and (v) will not result in or require the creation or imposition of any security interest or lien upon any of its properties pursuant to the provisions of any agreement binding upon the Company or its properties that is listed on Annex I to the Officer’s Certificate.

(c)    Each Document has been duly executed and delivered on behalf of the Company and constitutes an enforceable obligation of the Company in accordance with its terms.

The opinions set forth above are subject to the following qualifications and limitations:
(A)    Our opinions in paragraph (c) above are subject to (i) applicable bankruptcy, insolvency, reorganization, fraudulent transfer and conveyance, voidable preference, moratorium, receivership, conservatorship, arrangement or similar laws, and related regulations and judicial doctrines, from time to time in effect affecting creditors’ rights and remedies generally, or affecting the rights and remedies of creditors of federally insured financial institutions generally, (ii) general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses, the exercise of judicial discretion and limits on the availability of equitable remedies), whether such principles are considered in a proceeding at law or in equity, and (iii) the qualification that certain other provisions of the Documents may be unenforceable in whole or in part under the laws (including judicial decisions) of the State of Ohio or the United States of America, but the inclusion of such provisions does not affect the validity as against the Company of the Documents as a whole and the Documents contain adequate provisions for enforcing payment of the obligations governed thereby and otherwise for the practical realization of the principal benefits provided by the Documents, in each case subject to the other qualifications contained in this letter.
(B)    We express no opinion as to the enforceability of any provision in the Documents:
(i)providing that any person or entity may sell or otherwise dispose of, or purchase, any collateral subject thereto, or enforce any other right or remedy thereunder (including without limitation any self-help or taking-possession remedy), except in compliance with the UCC and other applicable laws;
(ii)establishing standards for the performance of the obligations of good faith, diligence, reasonableness and care prescribed by the UCC or of any of the rights or duties referred to in Section 9-603 of the UCC;
(iii)relating to indemnification, contribution or exculpation in connection with violations of any securities laws or statutory duties or public policy, or in connection with willful, reckless or unlawful acts or gross negligence of the indemnified or exculpated party or the party receiving contribution;
(iv)providing that any person or entity may exercise set-off rights other than with notice and otherwise in accordance with and pursuant to applicable law;
(v)relating to choice of governing law to the extent that the enforceability of any such provision is to be determined by any court other than a court of the State of Ohio or may be subject to constitutional limitations;
(vi) waiving any rights to trial by jury;
(vii)purporting to confer, or constituting an agreement with respect to, subject matter jurisdiction of United States federal courts to adjudicate any matter;
(viii)purporting to create a trust or other fiduciary relationship;
(ix)specifying that provisions thereof may be waived or amended only in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created that modifies any provision of such Documents;

(x)giving any person or entity the power to accelerate obligations or to foreclose upon collateral without any notice to the obligor;
(xi)granting or purporting to create a power of attorney, and we express no opinion as to the effectiveness of any power of attorney granted or purported to be created under any Document;
(xii)providing for the performance by any guarantor of any of the nonmonetary obligations of any person or entity not controlled by such guarantor;
(xiii)providing for restraints on alienation of property and purporting to render transfers of such property void and of no effect or prohibiting or restricting the assignment or transfer of property or rights to the extent that any such prohibition or restriction is ineffective pursuant to any of Section 9-401 or Sections 9-406 through 9-409, inclusive, of the UCC; or
(xiv)providing for liquidated damages, make-whole or other prepayment premiums or similar payments, default interest rates, late charges or other economic remedies to the extent a court were to determine that any such economic remedy is not reasonable and therefore constitutes a penalty.
(C)    Our opinions as to enforceability are subject to the effect of generally applicable rules of law that:

(i)    provide that forum selection clauses in contracts are not necessarily binding on the court(s) in the forum selected;

(ii)    may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange, or that permit a court to reserve to itself a decision as to whether any provision of any agreement is severable; and

(iii) limit the availability of a remedy under certain circumstances when another remedy has been elected.

(D)    We express no opinion as to the enforceability of any purported waiver, release, variation, disclaimer, consent or other agreement to similar effect (all of the foregoing, collectively, a “Waiver”) by the Company under any of the Documents to the extent limited by Sections 1‑102(3), 9-602 or 9-624 of the UCC or other provisions of applicable law (including judicial decisions), or to the extent that such a Waiver applies to a right, claim, duty or defense or a ground for, or a circumstance that would operate as, a discharge or release otherwise existing or occurring as a matter of law (including judicial decisions), except to the extent that such a Waiver is effective under and is not prohibited by or void or invalid under Section 9-602 or 9-624 of the UCC or other provisions of applicable law (including judicial decisions).
(E)    To the extent it may be relevant to the opinions expressed herein, we have assumed that the parties to the Documents (other than the Company) have the power to enter into and perform such documents and to consummate the transactions contemplated thereby and that such documents have been duly authorized, executed and delivered by, and constitute legal, valid and binding obligations of, such parties.

(F)    We express no opinion as to the application of, and our opinions above are subject to the effect, if any, of, any applicable fraudulent conveyance, fraudulent transfer, fraudulent obligation or preferential transfer law.
(G)    We express no opinion as to usury laws.
(H)    The opinions expressed herein are limited to the federal laws of the United States of America and the laws of the State of Ohio. Insofar as our opinions relate to the Federal Book-Entry Regulations, such opinions are limited to regulations published in the Code of Federal Regulations, without regard to any interpretations, operating circulars or other communications from the Department of the Treasury, the Board of Governors of the Federal Reserve System, any Federal Reserve Bank, the Department of Housing and Urban Development or any other federal agency or instrumentality.
(I)    Our opinions are limited to those expressly set forth herein, and we express no opinions by implication.
(J)    The opinions expressed herein are solely for the benefit of the addressees hereof and your assignees referred to below, in each case, in connection with the transaction referred to herein and may not be relied on by such addressees or such other persons or entities for any other purpose or in any manner or for any purpose by any other person or entity. At your request, we hereby consent to reliance hereon by any future assignee of your interest in the Loans under the Financing Agreement pursuant to an assignment that is made and consented to in accordance with the express provisions of Section 13.1 of the Financing Agreement, on the condition and understanding that (i) this opinion letter speaks only as of the date hereof, (ii) we have no responsibility or obligation to update this opinion letter, to consider its applicability or correctness to any person or entity other than its addressees, or to take into account changes in law, facts or any other developments of which we may later become aware and (iii) any such reliance by a future assignee must be actual and reasonable under the circumstances existing at the time of assignment, including any changes in law, facts or any other developments known to or reasonably knowable by the assignee at such time.
Very truly yours,

Exhibit A
ASSOCIATED ESTATES REALTY CORPORATION
OFFICER’S CERTIFICATE
July 25, 2014
The undersigned officer of Associated Estates Realty Corporation, an Ohio corporation (the “Company”), hereby certifies, as of the date hereof in connection with the execution, delivery and performance by the Company of the Amended and Restated Term Loan Agreement, dated as of the date hereof (the “Financing Agreement”), among the Company, the financial institutions listed on the signature pages thereof (the “Lenders”) and PNC Bank, National Association, as administrative agent for the Lenders (in such capacity, the “Agent”), and with the consummation of the transactions contemplated thereby and the opinion of Jones Day (the “Opinion”) delivered in connection therewith, as follows:
1.    Attached as (a) Annex I hereto is a list of all indentures, mortgages, deeds of trust, security and/or pledge agreements, guarantees, loan and/or credit agreements and other agreements or instruments (other than the Documents and the other Loan Documents (as defined in the Financing Agreement)) and (b) Annex II hereto is a list of all decrees and orders, in each case in clause (a) and (b) above, to which the Company is a party or that are otherwise binding upon the Company or any of its assets or property and that contain financial or other covenants or provisions for defaults or events of default or similar events or occurrences or other provisions that otherwise would or could have the effect of (i) restricting the types of provisions that any other agreement to which the Company becomes a party may contain, (ii) restricting the conduct of the Company’s business, the incurrence by the Company of indebtedness, guarantees, or other liabilities or obligations, or the creation of liens upon any of the Company’s property or assets, or otherwise restricting the execution, delivery, and performance of, or the consummation of the transactions contemplated by, the Financing Agreement or any of the other Documents to which the Company is a party, or (iii) resulting in, or requiring the creation or imposition of, any lien upon any of the Company’s assets or property as a result of the execution, delivery or performance of, or the consummation of the transactions contemplated by, any of the Documents to which the Company is a party.
A true and complete copy of each of the above agreements, instruments, decrees and orders, as applicable, has heretofore been furnished to Jones Day.
No default or event of default under, or violation of, any such agreement, instrument, decree or order exists or, immediately after giving effect to entry into the Documents or consummation of any of the transactions contemplated thereby, will exist.
2.    The nature of the Company’s business and properties, and the purpose of the Company, is to engage in the following businesses and activities: the ownership, operation, acquisition, development, construction, disposition and property management with respect to multifamily residential real property and any businesses or activities related or incidental thereto. The Company is not engaged in any activity or business, and does not own any properties, not permitted pursuant to those provisions of its Articles of Incorporation or Bylaws, as amended, specifying the nature of the Company’s business and the purposes of the Company. The Company does not engage or propose to engage in any industry or business or activity, or own any property or asset, that causes or would cause it to be subject to special local, state or federal regulation not applicable to business organizations generally (including, without limitation, those regulations applicable only to banks, savings and loan institutions, insurance companies, public utilities or investment companies).

3.    To the best knowledge of the Company (i) no proceeding is pending in any jurisdiction for the dissolution or liquidation of the Company, and the Company has not filed any certificate or order of dissolution, (ii) no event has occurred that has adversely affected the good standing of the Company under the laws of its state of incorporation, and the Company has paid all taxes currently due, if any, and taken all other action required by state law to maintain such good standing and (iii) no grounds exist for the revocation or forfeiture of the Company’s Articles of Incorporation and Bylaws.
4.    Jones Day may rely upon the accuracy of all factual representations and warranties of the Company contained in the Loan Documents (as defined in the Financing Agreement), in this Officer’s Certificate and in all documents and certificates referred to therein or delivered in connection therewith.
Capitalized terms used but not defined in this Officer’s Certificate have the meanings ascribed to them in the Opinion.
[Signature page follows]

IN WITNESS WHEREOF, I have hereunto set my hand as of the date first above written.

ASSOCIATED ESTATES REALTY CORPORATION
By: ________________________________
Name:
Title:

ANNEX I

1.
Second Amended and Restated Credit Agreement, dated as of January 12, 2012, among the Company, PNC Bank, National Association, as administrative agent, and the lenders party thereto, as amended by the First Amendment to Second Amended and Restated Credit Agreement, dated October 19, 2012, as further amended by the Second Amendment to Second Amended and Restated Credit Agreement, dated June 19, 2013, and as further amended by the Third Amendment to Second Amended and Restated Credit Agreement, dated as of the date hereof.

2.
Note Purchase Agreement dated January 22, 2013 between Associated Estates Realty Corporation and the purchasers of the Notes party thereto (including the forms of 4.02% Senior Notes, Series A, due January 22, 2021 and 4.45% Senior Notes, Series B, due January 22, 2023).

3.
Note Purchase Agreement dated October 21, 2013 between Associated Estates Realty Corporation and the purchasers of the Notes party thereto (including the forms of 4.29% Senior Notes, Series A, due October 21, 2020 and 4.94% Senior Notes, Series B, due January 8, 2024).

ANNEX II

None.

EXHIBIT F

CONVERSION/CONTINUATION NOTICE

___________, 201_

PNC Real Estate
1900 East Ninth Street - 22nd Floor
Mail Stop: B7-YB13-22-1
Cleveland, OH 44114
Phone:     216-222-6032
Facsimile: 216-222-6070
Attention:    John E. Wilgus, II
Senior Vice President
Real Estate Banking

Conversion/Continuation Notice

Associated Estates Realty Corporation (“Borrower”) hereby requests an Advance pursuant to Section 2.10 of the Amended and Restated Term Loan Agreement, dated as of [____________], 2014 (as amended or modified from time to time, the “Term Loan Agreement”), among Borrower, the Lenders referenced therein, and you, as an administrative agent for the Lenders.

A Borrowing is requested to be made in the amount of $__________, to be made on _____________. Such Borrowing shall be a [LIBOR] [Base] Rate Advance. [The applicable Interest Period shall be _____________.]

The proceeds of the requested loan shall be directed to the following account:

Wiring Instructions:
(Bank Name)
(ABA No.)
(Beneficiary)
(Account No. to Credit)
(Notification Requirement)

F-1

In support of this request, Borrower hereby represents and warrants to the Administrative Agent and the Lenders that acceptance of the proceeds of such Advance by the Borrower shall be deemed to further represent and warrant that all requirements of Section 5.2 of the Term Loan Agreement in connection with such Advance have been satisfied at the time such proceeds are disbursed.

Date:_________________________________

Associated Estates Realty Corporation,
an Ohio corporation,

By:
Name:
Its:

F-2

EXHIBIT G

PRICING SCHEDULE

Level	Qualified Ratings	LIBOR Applicable Margin	Base Rate Applicable Margin

I	Greater than or equal to (i) A- (S&P/Fitch) or (ii) A3 (Moody’s)	0.90%	0.00%
II	Equal to (i) BBB+ (S&P/Fitch), or (ii) Baa1 (Moody’s)	0.975%	0.00%
III	Equal to (i) BBB (S&P/Fitch), or (ii) Baa2 (Moody’s)	1.15%	0.15%
IV	Equal to (i) BBB- (S&P/Fitch), or (ii) Baa3 (Moody’s)	1.40%	0.40%
V	Less than (i) BBB- (S&P/Fitch), or (ii) Baa3 (Moody’s)	1.90%	0.90%

Any change in any of the Borrower’s Credit Ratings which would cause a different Level to be applicable shall be effective as of the first day of the first calendar month immediately following the month in which the Administrative Agent receives written notice delivered by the Borrower that such change in a Credit Rating has occurred; provided, however, if the Borrower has not delivered the notice required but the Administrative Agent becomes aware that any of the Borrower’s Credit Ratings have changed, then the Administrative Agent shall adjust the Level effective as of the first day of the first calendar month following the date the Administrative Agent becomes aware of such change in the Borrower’s Credit Rating. During any period that the Borrower has received three (3) Credit Ratings that are not equivalent, the applicable Level shall be determined based upon the Level corresponding with the lower of the two (2) highest Credit Ratings. During any period that the Borrower has received two (2) Credit Ratings that are not equivalent and both of those Credit Ratings are from S & P and Moody’s, the applicable Level shall be determined based upon the Level corresponding with the higher of the two (2) Credit Ratings. During any period that the Borrower has received a Credit Rating from Fitch and from either S & P or Moody’s, but not both, and such Credit Ratings are not equivalent, the applicable Level shall be determined based upon the Level corresponding with the Credit Rating from S & P or Moody’s, as applicable. During any period that the Borrower has (a) failed to maintain Qualified Ratings or (b) received a Credit Rating from only Fitch, then the applicable Level shall be Level V.

G-1

SCHEDULE 3.1

INITIAL QUALIFYING UNENCUMBERED PROJECTS

SCHEDULE 3.-1

SCHEDULE 6.6

LITIGATION

(See Section 6.6)

See Schedule Attached

SCHEDULE 6.-6

SCHEDULE 6.7

SUBSIDIARIES OF BORROWER

SCHEDULE 6.-7

SCHEDULE 6.13

EXCEPTIONS, IF ANY, TO OWNERSHIP FREE OF UNPERMITTED LIENS

(See Section 6.13)

[NONE]

SCHEDULE 6.13

SCHEDULE 6.19

ENVIRONMENTAL MATTERS

(See Section 6.19)

[NONE]

SCHEDULE 6.19